Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

dated as of May 28, 2008

by and among

TRUMP MARINA ASSOCIATES, LLC, as Seller,

COASTAL MARINA, LLC, as Buyer,

and, solely for the sections specified herein,

TRUMP ENTERTAINMENT RESORTS, INC., as Parent,

and

COASTAL DEVELOPMENT, LLC, as Buyer Affiliate

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ARTICLE I PURCHASE AND SALE OF ASSETS	1
Section 1.1 Purchase and Sale of Assets	1
Section 1.2 Excluded Assets	2
Section 1.3 Excluded Liabilities	3
Section 1.4 Assumed Liabilities	4
Section 1.5 Retention and Removal of Excluded Assets	5
Section 1.6 Assignability and Consents	6
ARTICLE II PURCHASE PRICE AND DEPOSIT	7
Section 2.1 Purchase Price	7
Section 2.2 Deposit	8
Section 2.3 [Intentionally Omitted]	8
Section 2.4 Initial Working Capital Adjustment	8
Section 2.5 Final Working Capital Adjustment	8
Section 2.6 Initial EBITDA Adjustment	10
Section 2.7 Final EBITDA Adjustment	11
ARTICLE III [Intentionally Omitted]	12
ARTICLE IV CLOSING	12
Section 4.1 Closing	12
Section 4.2 Deliveries at Closing	12
ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER	15
Section 5.1 Organization of Seller	15
Section 5.2 Authority; No Conflict; Required Filings and Consents	15
Section 5.3 Financial Statements	16
Section 5.4 No Undisclosed Liabilities	17
Section 5.5 Intellectual Property	17
Section 5.6 Agreements, Contracts and Commitments	18
Section 5.7 Litigation; Orders	19
Section 5.8 Environmental Matters	19
Section 5.9 Permits; Compliance with Laws	20
Section 5.10 Labor Matters	20
Section 5.11 Employee Benefits	21
Section 5.12 Brokers	22
Section 5.13 Insurance	22

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(continued)

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Section 5.14 Personal Property	22
Section 5.15 Condemnation Proceedings	22
Section 5.16 Computer Software	22
Section 5.17 Taxes	23
Section 5.18 Buyer Representations and Warranties	23
Section 5.19 Assets	23
Section 5.20 Potential Conflicts of Interest	24
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER	24
Section 6.1 Organization	24
Section 6.2 Authority; No Conflict; Required Filings and Consents	24
Section 6.3 Brokers	25
Section 6.4 Licensability of Principals; Required Licensees	25
Section 6.5 Compliance with Gaming Laws	26
Section 6.6 Seller Representations and Warranties	26
Section 6.7 Litigation	27
ARTICLE VII COVENANTS	27
Section 7.1 Conduct of Business of Seller	27
Section 7.2 Cooperation; Notice; Cure	29
Section 7.3 No Solicitation	29
Section 7.4 Maintenance of Assets; Budgeted Capital Expenditures; Ownership of Purchased Assets	30
Section 7.5 Employee Matters	30
Section 7.6 Access to Information and the Property	32
Section 7.7 Governmental Approvals	34
Section 7.8 Publicity	37
Section 7.9 Further Assurances and Actions	37
Section 7.10 Taxes; HSR Filing Fee; Bulk Sales	38
Section 7.11 Accounts Receivable	38
Section 7.12 Reservations; Chips; Front Money; Guests	39
Section 7.13 Insurance Policies	41
Section 7.14 Certain Transactions	41
Section 7.15 Insurance; Casualty and Condemnation	42
Section 7.16 Certain Notifications	42
Section 7.17 Use of Customer Lists	42
Section 7.18 No Control	43

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(continued)

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Section 7.19 Utilities	43
Section 7.20 Parent Name	43
Section 7.21 Further Action	44
Section 7.22 Financing	44
Section 7.23 Financial Statements	45
Section 7.24 Seller Cooperation with Buyer’s Financing Activities	45
Section 7.25 Stay and Dismissal of Litigation	46
Section 7.26 Transferred Employees’ Retained Knowledge	47
Section 7.27 Non-Disparagement and Joint Statement Regarding Existing Litigation	47
ARTICLE VIII CONDITIONS TO CLOSING	48
Section 8.1 Conditions to Each Party’s Obligation to Effect the Closing	48
Section 8.2 Additional Conditions to Obligations of Buyer	48
Section 8.3 Additional Conditions to Obligations of Seller	49
ARTICLE IX TERMINATION AND AMENDMENT	50
Section 9.1 Termination	50
Section 9.2 Effect of Termination	51
Section 9.3 Application of the Deposit	51
ARTICLE X SURVIVAL; INDEMNIFICATION	53
Section 10.1 Survival of Representations, Warranties, Covenants and Agreements	53
Section 10.2 Indemnification	53
Section 10.3 Interpretation	54
Section 10.4 Procedure for Claims between Parties	55
Section 10.5 Defense of Third Party Claims	55
Section 10.6 Limitations on Indemnity	56
Section 10.7 Payment of Damages	56
Section 10.8 Exclusive Remedy	57
Section 10.9 Treatment of Indemnification Payments	57
ARTICLE XI PROPERTY	57
Section 11.1 As Is	57
Section 11.2 Title to Real Property	58
ARTICLE XII MISCELLANEOUS	60
Section 12.1 Definitions	60

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(continued)

Page

Page
Section 12.2 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	74
Section 12.3 Notices	75
Section 12.4 Interpretation	76
Section 12.5 Headings	76
Section 12.6 Entire Agreement	76
Section 12.7 Severability	76
Section 12.8 Assignment	77
Section 12.9 Parties of Interest; No Third Party Beneficiaries	77
Section 12.10 Counterparts	77
Section 12.11 Mutual Drafting	77
Section 12.12 Amendment	77
Section 12.13 Extension; Waiver	77
Section 12.14 Time of Essence	77
Section 12.15 Disclosure Letters	77
Section 12.16 Non-Solicitation of Employees	78
Section 12.17 Other Assets; Other Property	78
Section 12.18 Specific Performance	78
Section 12.19 Additional Provisions	79

EXHIBITS

Exhibit A	Deposit Escrow Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Assignment and Assumption Agreement – Assumed Contracts and Assumed Liabilities
Exhibit D	[Intentionally Omitted]
Exhibit E	Form of Marina Database
Exhibit F	Form of Litigation Settlement and Release Documents
Exhibit G	Form of Trademark Assignment
Exhibit H	Terms and Conditions	Language
Exhibit I	[Intentionally Omitted]
Exhibit J	Joint Motion for a Stay in the Existing Litigation
Exhibit K	Status Report and Request to Lift Stay
Exhibit L	Land
Exhibit M	Survey Compliance Letter
Exhibit N	Title Insurance Commitment
Exhibit O	Transitional Services Agreement

Exhibit P                UCC Search

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 28, 2008, by and among Trump Marina Associates, LLC, a New Jersey limited liability company (“Seller”), Trump Entertainment Resorts, Inc., a Delaware corporation (“Parent”), Coastal Marina, LLC, a New Jersey limited liability company (“Buyer”) and Coastal Development, LLC, a Delaware limited liability company (“Buyer Affiliate”); provided, however, that notwithstanding anything herein to the contrary, Parent shall only be a party to this Agreement for purposes of Articles X and XII and Sections 7.1, 7.2, 7.3, 7.6(a), 7.7, 7.8, 7.9, 7.12(a), 7.14, 7.16, 7.24, 7.25 and 7.27 hereof, and Buyer Affiliate shall only be a party to this Agreement for purposes of Articles X and XII and Sections 7.2, 7.7, 7.8, 7.9, 7.14, 7.16, 7.17, 7.25 and 7.27 hereof. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 12.1 hereof.

WHEREAS, Seller owns and operates the Property (commonly known as “Trump Marina Hotel and Casino”); and

WHEREAS, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase, acquire and accept from Seller, Seller’s interest in the Property and Buyer desires to assume certain Liabilities related to the Property and the operation of the Property, all on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, the parties hereto, in consideration of the premises and of the mutual representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

Section 1.1	Purchase and Sale of Assets

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign and transfer to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in, to and under the Purchased Assets. “Purchased Assets” shall mean the following rights and assets as of the Closing:

(a)	the Property;

(b)       all cash and cash equivalents of Seller located at the Property as of the Transfer Time, including (i) guest room, meeting facility, customer, permittee or other deposits (including the deposits referenced in the last sentence of Section 1.6(b)), (ii) negotiable instruments and other cash equivalents of Seller located in cages, drop boxes, slot machines and other gaming devices at the Property, and (iii) cash on hand for the Property manager’s petty cash fund and cashiers’ banks, coins and slot hoppers, carousels, slot vault and poker bank at the Property (collectively, the “House Funds”), but shall not include Front Money, which shall be treated in accordance with Section 7.12(c);

(c)	[Intentionally Omitted];
(d)	the Assumed Contracts;
(e)	the Acquired Personal Property;
(f)	the Transferred Intellectual Property;
(g)	the Books and Records;
(h)	the Assumed Software;

(i)        any Seller Permits (and pending applications therefor) held by Seller or any of its Affiliates as of the Closing Date and used primarily in the operation of the Property, to the extent transferable by Law;

(j)	the Transferred Employee Records, to the extent transferable by Law;

(k)       all rights, claims, causes of actions and credits (including all indemnities, warranties and similar rights) in favor of Seller or any of its Affiliates after the Closing to the extent arising out of or resulting from (i) any Purchased Asset (except as set forth in Section 1.2(c), (f), or (g) or (ii) any Assumed Liability;

(l)	the Marina Database; and
(m)	all deposits of Seller required pursuant to the Marina Lease.

Section 1.2	Excluded Assets

Notwithstanding anything to the contrary, from and after the Closing, Seller shall retain all of its right, title and interest in, to and under the Excluded Assets. “Excluded Assets” shall mean each of the following assets:

(a)	all current assets that are not Purchased Assets;
(b)	the Excluded Contracts;

(c)       all rights, claims, causes of action and credits (including all indemnities, warranties and similar rights) in favor of Seller or any of its Affiliates or Representatives to the extent arising out of or resulting from (i) any Excluded Asset or (ii) any Excluded Liability;

(d)       the organizational documents (and related books and records) and Tax Returns (including supporting schedules) of Seller (copies of which have been provided to or made available to Buyer, but with respect to Tax Returns, only to the extent such Tax Returns relate to the Purchased Assets) or any of its Affiliates;

(e)       all of Seller’s and its Affiliates’ human resources and other employee-related files and records, other than the Transferred Employee Records;

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(f)        all refunds, rebates, credits, claims and entitlements with respect to Taxes of Seller or its Affiliates, or with respect to the Purchased Assets, attributable to Tax periods (or portions thereof) ending before the Closing Date;

(g)       all insurance policies or rights to proceeds thereof relating to the assets, properties, business or operations of Seller or any of its Affiliates, subject to Section 7.15;

(h)       all rights, claims and causes of action of Seller or any of its Affiliates against third parties to the extent relating to the Other Assets or the Other Properties;

(i)	the Excluded Personal Property;
(j)	the Excluded Intellectual Property;
(k)	the Customer Database, other than the Marina Database;

(l)        all data, files and other materials located on any storage device (including such data, files and/or materials located on personal computers and servers) located at the Property (other than any such data, files and other materials that are Purchased Assets);

(m)      the “Trump One Card” and any player loyalty or rewards program of Parent or its Affiliates;

(n)	the Front Money, which shall be treated in accordance with Section 7.12(c);

(o)       all Intercompany Receivables, all Accounts Receivable, all Prepaids, the Markers and the Guest Ledger; and

(p)	all assets set forth on Section 1.2 of the Seller Disclosure Letter.

Section 1.3	Excluded Liabilities

Other than the Assumed Liabilities, Buyer is not, and shall not be deemed to be, assuming or taking the Purchased Assets subject to any obligations or liabilities of Seller or any of its Affiliates, of any kind or nature whatsoever, whether known or unknown, fixed or contingent, including the following (collectively, the “Excluded Liabilities”):

(a)	any Liability in respect of any Excluded Asset;
(b)	all Pre-Closing Tax Liabilities;

(c)       all Pre-Closing Employee Liabilities (including any worker compensation claims for Employees relating to events or injuries occurring prior to the Closing Date (whether or not such claims are made prior to the Closing Date));

(d)       all Liabilities of Seller (i) that by their terms should have been performed prior to the Closing Date, (ii) arising out of events or occurrences (including for acts, claims, or pending or threatened litigation) relating to the Purchased Assets, in each case, occurring prior to the Closing Date, in each case, other than the Assumed Liabilities (without regard to when such

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events or occurrences are known by Seller), and/or (iii) from any claims incurred prior to the Closing Date, including those which arise or are reported after the Closing Date which relate to pre-Closing events or occurrences, in each case, to the extent not otherwise an Assumed Liability;

(e)       all liabilities of Seller and its Affiliates not arising out of or resulting from the Property or the operation and support of the business located at the Property; and

(f)        all Environmental Liabilities set forth on Section 1.3(f) of the Seller Disclosure Letter;

(g)       all Liabilities related to the Seller Benefit Plans (except as otherwise specifically assumed by Buyer pursuant to Section 7.5); and

(h)	all Intercompany Payables.

Section 1.4	Assumed Liabilities

Upon the terms and subject to the conditions set forth in this Agreement, Buyer agrees that as of, and at all times after, the Closing, Buyer shall assume, and satisfy, perform, pay and discharge as and when due and payable, and otherwise be solely responsible for, each of the following Liabilities (the “Assumed Liabilities”):

(a)       all Liabilities arising under or in respect of, (i) the Purchased Assets accruing, or arising under or out of events, occurrences, acts or omissions happening, from and after the Closing Date, and (ii) all Assumed Contracts to the extent not fully performed (and not required by their respective terms to have been so performed) prior to the Closing Date; provided, that to the extent such Liabilities under the Assumed Contracts relate to the delivery of goods or the performance of services prior to the Closing Date, Seller shall be responsible for making the payments in respect thereof under such Assumed Contracts;

(b)       all Liabilities of Seller with respect to entertainment, hotel, dining and other reservations made by patrons relating to the Property from and after the Transfer Time, provided that such reservations are made in compliance with Section 7.12(a);

(c)       except as otherwise provided herein, all Liabilities for Taxes arising from or attributable to the Purchased Assets (or the operation of the Purchased Assets) for any taxable period (or portion thereof) from and after the Closing Date;

(d)       all Liabilities relating to Transferred Employees accruing from and after the Closing Date, except those liabilities for workers compensation claims which relate to pre-Closing events or occurrences;

(e)       all Liabilities (other than the Excluded Liabilities) with respect to the Property, the operation and support of the business located at the Property, and the Purchased Assets that occur on or after the Closing Date (including for claims, litigation, acts, omissions, events or occurrences relating to the Property, the operation and support of the business located at the Property and the Purchased Assets from or after the Closing Date);

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(f)        all Environmental Liabilities relating to, resulting from, caused by or arising out of ownership, operation or control of the Property (whether arising before or after the Closing Date) and that are not Excluded Liabilities under Section 1.3(f) hereof; and

(g)	the Current Liabilities.

Notwithstanding the foregoing, Liabilities related to the Seller Benefit Plans shall not be “Assumed Liabilities” except as otherwise specifically assumed by Buyer pursuant to Section 7.5 hereof.

Section 1.5	Retention and Removal of Excluded Assets

(a)       Notwithstanding anything to the contrary, Seller and its Affiliates may retain and use, at their own expense, archival copies of all of the Assumed Contracts and other documents transferred hereunder, in each case, which (i) are necessary to operate Seller’s or its Affiliates’ businesses, other than the business conducted at the Property, (ii) Seller in good faith determines it is reasonably likely to need access to in connection with any claim or the defense (or any counterclaim, cross-claim or similar claim in connection therewith) of any claim, suit, action, proceeding or investigation by or against Seller or any of its Affiliates or (iii) Seller in good faith determines it or its Affiliate is reasonably likely to need access to in connection with any filing or report to, or investigation by, any Governmental Entity. Buyer and its Affiliates may retain and use, at their own expense, (i) archival copies of all contracts relating to the Assumed Liabilities and (ii) all documentation used in connection with the preparation of the Pre-Closing Working Capital Statement outlined in Section 2.4.

(b)       Subject to the Transitional Services Agreement, all items located at the Property that constitute Excluded Assets may be removed on or prior to the Closing Date and shall be removed within thirty (30) days after the Closing Date by Seller, its Affiliates, the owners of the Excluded Assets, or their respective Representatives, with the removing party making all repairs necessitated by such removal, but without any obligation on the part of Seller, its Affiliates, or any removing party to replace any item so removed, provided, however, that Seller shall not be required to remove consumable goods and other inventory items to the extent it chooses to leave such goods and items on the Property. Seller hereby reserves unto itself and its Affiliates and the owners of the Excluded Assets, and their respective Representatives, a right of entry into the Property at reasonable times after the Closing Date and within such thirty (30) day period to effect such removal; provided, however, that any such removal of Excluded Assets shall not unreasonably interfere with Buyer’s business operations at the Property, including its receipt of any services provided under the Transitional Services Agreement. In the event any Excluded Assets are removed within the thirty (30) day period after the Closing Date, Seller shall provide Buyer prior written notice and Buyer shall be permitted, at its sole discretion, to be present during such removal of the Excluded Assets. Seller recognizes that Buyer will be replacing some or all of the Excluded Software used in the operation and support of the business located at the Property and Seller agrees to cooperate reasonably with Buyer at Buyer’s cost and expense, in Buyer’s effecting of the transition from Excluded Software to replacement software; provided that such cooperation shall not unreasonably interfere with Seller’s operations at the Property before the Closing Date; provided, further, that the cost of any replacement software shall be borne by Buyer; provided, further, that any and all information received by Buyer through such

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cooperation shall be subject to the terms of the Confidentiality Agreement and shall not be used by Buyer in a manner that competitively disadvantages Seller or any of its Affiliates. Except if any such Excluded Software is necessary in connection with the provision by Seller and its Affiliates of services under the Transitional Services Agreement, Seller shall uninstall Excluded Software at the Property that is now installed on personal computers at the Property on or before the Closing Date, or at Seller’s written request and expense, Buyer shall, within thirty (30) days after the Closing Date, uninstall such Excluded Software. Buyer’s agreements pursuant to this Section 1.5(b) shall survive the Closing, shall be covered by Buyer’s indemnification obligations in Article X hereof and shall be enforceable by Seller by any means available at Law or equity, including injunctive relief, which Buyer hereby agrees is an appropriate remedy. All risk of loss relating to any Excluded Assets that are located on the Property after the Closing Date shall remain with Seller. If Seller does not remove any of the Excluded Assets within sixty (60) days following the Closing Date, all such remaining Excluded Assets shall be deemed to be abandoned and Buyer, upon fifteen (15) days written notice to Seller, may dispose of or retain any such remaining Excluded Assets.

Section 1.6	Assignability and Consents

(a)       Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Seller Permit, certificate, approval, authorization or other right, which by its terms or by Law is non-assignable without the consent of a third party (including any Governmental Entity) or is cancelable by a third party in the event of an assignment (a “Non-Assignable Asset”) unless and until consent from such third party shall have been obtained. With respect to Material Assumed Contracts, Seller shall use its commercially reasonable efforts to cooperate with Buyer at its request for up to nine (9) months following the Closing Date in endeavoring to obtain such consents; provided, however, that such efforts shall not require Seller or any of its Affiliates to incur any expenses or Liabilities (other than incidental legal fees), provide any financial accommodation, or remain secondarily or contingently liable for any Assumed Liability to obtain any such consent. Subject to the foregoing, Buyer and Seller shall use their respective commercially reasonable efforts to obtain, or cause to be obtained, any consent, substitution, approval or amendment required to novate all Liabilities under any and all Assumed Contracts or other Liabilities that constitute Assumed Liabilities, or to obtain in writing the unconditional release of Seller and its Affiliates, so that, in any such case, Buyer shall be solely responsible for such Liabilities; provided, however, that such efforts shall not require Buyer or any of its Affiliates to incur any expenses or Liabilities (other than Assumed Liabilities and incidental legal fees), accept changes to the material terms of any Material Assumed Contracts or provide any financial accommodation to obtain any such consent (in each case, unless Buyer consents thereto, such consent not to be unreasonably withheld, conditioned or delayed, provided, that for the avoidance of doubt, it shall not be deemed unreasonable for Buyer to withhold, condition or delay its consent to changes to the material terms of a Material Assumed Contract or provide financial accommodation in order to obtain consent). To the extent permitted by applicable Law and the terms of the Non-Assignable Assets, in the event that consents to the assignment thereof cannot be obtained, such Non-Assignable Assets shall be held, as of and from the Closing Date, by Seller (or the applicable Affiliate of Seller) in trust for Buyer and the covenants and obligations thereunder shall be performed by Buyer at its expense and in Seller’s name and all benefits and obligations existing

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thereunder shall be for Buyer’s account (and Seller shall promptly pay over to Buyer all money received by it under such Non-Assignable Assets in respect of periods after the Closing Date); provided, that Seller may, after providing prior written notice to Buyer with reasonable detail, withhold any performance under a Non-Assignable Asset that may otherwise be reasonably requested by Buyer until Buyer shall have provided Seller with all funds and other resources necessary for such performance. As of and from the Closing Date, Seller authorizes Buyer, to the extent permitted by applicable Law and the terms of the Non-Assignable Assets, at Buyer’s expense, to perform all the obligations and receive all the benefits of Seller under the Non-Assignable Assets. Buyer agrees to indemnify and hold Seller and its Affiliates, agents, successors and assigns harmless from and against any and all Liabilities and Damages based upon, arising out of or relating to Buyer’s performance of, or failure to perform obligations under the Non-Assignable Assets.

(b)       Subject to Section 1.5 hereof, Buyer understands and agrees that it is solely Buyer’s responsibility to obtain any and all Operating Agreements necessary to operate and support the business located at the Property from and after the Closing Date, including any replacement software license agreements for the software which would replace the Excluded Software. Subject to the terms and conditions hereof, Buyer shall be responsible for obtaining new licenses and permits for the operation of the Property. Except as set forth in Sections 1.1(d), (h) and (i) hereof, no licenses or permits will be transferred by Seller in connection with the sale of the Property. Buyer understands and agrees that the assignment of certain Contracts as contemplated hereunder may require the delivery by Buyer of certain deposits to the third parties that are party to such Contracts and that Buyer shall be responsible for the timely delivery of such deposits in accordance with requirements of such Contracts with such third parties.

ARTICLE II

PURCHASE PRICE AND DEPOSIT

Section 2.1	Purchase Price

Upon the terms, and subject to the satisfaction or, if permissible, waiver of the conditions of this Agreement, in consideration for Contract Transactions, at the Closing, Buyer shall deliver or cause to be delivered by electronic transfer of immediately available funds to an account designated by Seller (A) an amount in cash equal to $316,000,000 (the “Base Purchase Price”), PLUS OR MINUS (B) the Working Capital Adjustment, if any, as provided for in Sections 2.4 and 2.5 hereof, MINUS (C) the EBITDA Adjustment, if any, as provided for in Sections 2.6 and 2.7, MINUS (D) the CapEx Purchase Price Adjustment, if any, as provided for in Section 7.4, (collectively, the “Purchase Price”). At Closing, in lieu of the final full Working Capital Adjustment and EBITDA Adjustment, the amount of the Purchase Price to be delivered or caused to be delivered by Buyer at such time shall be calculated using (i) the Initial Working Capital Adjustment as determined in accordance with Section 2.4 hereof, with subsequent final adjustment as provided for in Section 2.5(c) hereof and (ii) the Initial EBITDA Adjustment as determined in accordance with Section 2.6 hereof, with subsequent final adjustment as provided for in Section 2.7(c). For the avoidance of doubt, in calculating the Purchase Price, if the Working Capital Adjustment or Initial Working Capital Adjustment, as applicable, shall (i) be a positive number then the amount thereof shall be added to the Base Purchase Price or (ii) be a negative number then the amount thereof shall be subtracted from the Base Purchase Price.

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Section 2.2	Deposit

(a)       Simultaneously with the execution and delivery of this Agreement, Buyer deposited an amount in cash equal to $15,000,000 (such amount, including the interest accrued thereon, the “Deposit”) with Fidelity National Title Insurance Company, (the “Escrow Agent”) pursuant to the escrow agreement executed and delivered by Seller, Buyer and the Escrow Agent as of the date hereof, which is annexed hereto as Exhibit A (the “Deposit Escrow Agreement”).

(b)       In the event of any inconsistency between the terms and provisions of the Deposit Escrow Agreement and the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, absent an express written agreement between the parties hereto to the contrary which acknowledges this Section 2.2(b).

Section 2.3	[Intentionally Omitted]

Section 2.4	Initial Working Capital Adjustment

At least five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement of Working Capital of the business conducted at the Property substantially in the form of the Detailed Balance Sheet (the “Pre-Closing Working Capital Statement”), which shall be calculated in accordance with the working capital calculation example set forth on Section 2.4 of the Seller Disclosure Letter. The Pre-Closing Working Capital Statement shall be prepared in accordance with GAAP and on a basis consistent with the accounting policies, practices, procedures and principles used in preparing the Detailed Balance Sheet. The Pre-Closing Working Capital Statement will contain a good faith estimate, set forth in reasonable detail, of the amount of Working Capital of the business conducted at the Property as of the Closing Date (the “Pre-Closing Working Capital”). Seller and Buyer each shall bear its own expenses in the preparation and review of the Pre-Closing Working Capital Statement. The “Initial Working Capital Adjustment” (which may be a positive or negative number) shall equal (i) if the Pre-Closing Working Capital is greater than the Working Capital Benchmark, the positive number that is the amount of such excess (which shall be added to the Base Purchase Price pursuant to Section 2.1), and (ii) if the Pre-Closing Working Capital is less than the Working Capital Benchmark, the negative number that is the amount of such difference (which shall be subtracted from the Base Purchase Price pursuant to Section 2.1). On or about the Closing Date, Seller shall conduct a cash count and a drop of approximately ten percent (10%) of the gaming device “hoppers” and Seller shall provide reasonable advance notice to Buyer thereof and a Representative of Buyer may, subject to applicable Gaming Laws, if any, be present to observe such cash count and hopper drop if it so elects. Such cash count and hopper drop (with the drop for one hundred percent (100%) of such hoppers being derived from such ten percent (10%) drop) shall be used in the preparation of the Working Capital Statement.

Section 2.5	Final Working Capital Adjustment

(a)       As soon as reasonably practicable following the Closing Date, but in no event more than sixty (60) days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller a statement of Working Capital of the business conducted at the Property substantially in the form of the Pre-Closing Working Capital Statement and the Detailed Balance Sheet (the “Working Capital Statement”). The Working Capital Statement shall be prepared in accordance with GAAP and on a basis consistent with the accounting policies, practices, procedures and

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principles used in preparing the Detailed Balance Sheet, and shall be calculated in accordance with the working capital calculation example set forth on Section 2.4 of the Seller Disclosure Letter. The Working Capital Statement will set forth, in reasonable detail, the amount of Working Capital of the business conducted at the Property as of the Closing Date (the “Closing Date Working Capital”). Notwithstanding any provision of this Agreement to the contrary, Buyer shall provide reasonable advance notice to Seller of any cash counts and physical inventories that will be taken for preparation of the Working Capital Statement and, subject to applicable Gaming Laws, if any, a Representative of Seller may be present to observe such cash counts and physical inventories if Seller so elects. Seller and Buyer each shall bear its own expenses in the preparation and review of the Working Capital Statement. Subject to applicable Law, Seller will use commercially reasonable efforts to cooperate with Buyer in connection with the preparation of the Working Capital Statement and the calculation of Closing Date Working Capital, and will provide Buyer with reasonable access to any of Seller’s records not otherwise available to Buyer as a result of the transactions contemplated by this Agreement, to the extent reasonably related to the preparation of the Working Capital Statement and the calculation of Closing Date Working Capital.

(b)       Notwithstanding any provision in this Article II to the contrary, in preparing the Working Capital Statement, the following provisions shall be observed.

(i)        As of the Closing, all real and personal property Taxes and similar ad valorem obligations related to the Purchased Assets for Tax periods beginning before and ending after the Closing Date shall be prorated separately on a per diem basis as of the Closing Date using the latest available rates and assessments, and Seller shall be responsible for Seller’s proportionate share of its property Taxes and similar ad valorem obligations (which shall be determined on a per diem basis from the beginning of the relevant Tax period through the day prior to the Closing Date), provided, however, that with the exception of the foregoing and the Pre-Closing Tax Liabilities and subject to Buyer’s indemnity rights under Article X, all Taxes becoming a Lien on any of the Purchased Assets on or after the Closing Date or which become due and payable on or after the Closing Date shall be paid solely by Buyer.

(ii)       Utility (which shall include water, gas, electric, sewer, fuel and the like) meters shall be read, to the extent that the utility company will do so, during the daylight hours on the Closing Date (or as near as practicable prior thereto), with charges to that time paid by Seller and charges thereafter paid by Buyer. Prepaid utility charges shall be prorated on a per diem basis based upon the last available invoice therefor as of the Closing, and Buyer shall pay Seller for Buyer’s prorated share thereof (which shall be determined on a per diem basis from the Closing to the end of the relevant period). Charges for utilities which are un-metered, or the meters for which have not been read on the Closing Date, will be prorated between Buyer and Seller as of the Transfer Time.

(c)       If Seller shall disagree with the calculation of Closing Date Working Capital or any element of the Working Capital Statement relevant thereto, it shall, within fifteen (15) Business Days after its receipt of the Working Capital Statement, notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement. In connection therewith and subject to applicable Law, Buyer will provide Seller reasonable

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access to all of Buyer’s and the Property’s records not otherwise available to Seller as a result of the transactions contemplated by this Agreement, to the extent reasonably related to Seller’s review of the Working Capital Statement and the calculation of Closing Date Working Capital. In the event that Seller does not provide such notice of disagreement within such fifteen (15) Business Day period, Seller shall be deemed to have accepted the Working Capital Statement and the calculation of the Closing Date Working Capital delivered by Buyer. In the event any such notice of disagreement is timely provided, Buyer and Seller, in conjunction with their respective independent accounting firms, shall use commercially reasonable efforts for a period of fifteen (15) Business Days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of Closing Date Working Capital. If, at the end of such period, they are unable to resolve such disagreements, then KPMG or an independent accounting firm of recognized national standing with no existing relationship with either party that is mutually agreed upon by Buyer and Seller (the “Auditor”) shall resolve any remaining disagreements. The Auditor shall determine as promptly as practicable whether the Working Capital Statement was prepared in accordance with the standards set forth in this Agreement and, only with respect to the disagreements submitted to the Auditor, whether and to what extent (if any) Closing Date Working Capital requires adjustment. The Auditor shall promptly deliver to Buyer and Seller its determination in writing, which determination shall be made subject to the definitions and principles set forth in this Agreement, and shall be (i) consistent with either the position of Seller or Buyer or (ii) between the positions of Seller and Buyer. The fees and expenses of the Auditor shall be borne by Buyer and Seller in proportion to the degree to which the Closing Date Working Capital differs from the amount of Working Capital proposed by the payer. The determination of the Auditor shall be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse by Buyer or Seller under any provision hereof, including Article X. The date on which Closing Date Working Capital is finally determined in accordance with this Section 2.5 is hereinafter referred to as the “Determination Date”.

(d)       Within ten (10) Business Days of the Determination Date, the amount (which may be a positive or negative number) equal to (i) the Closing Date Working Capital MINUS (ii) the Pre-Closing Working Capital (the “Final Working Capital Adjustment”) shall be paid in cash by wire transfer of immediately available funds from Buyer to Seller (if the Final Working Capital Adjustment is a positive amount), or from Seller to Buyer (if the Final Working Capital Adjustment is a negative amount).

Section 2.6	Initial EBITDA Adjustment

(a)       At least five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement of EBITDA of the business conducted at the Property for the twelve full-month period last completed prior to the Closing Date, substantially in the form of the Detailed EBITDA Sheet (the “Pre-Closing EBITDA Statement”), which shall be calculated in accordance with the EBITDA calculation example set forth on Section 2.6 of the Seller Disclosure Letter. The Pre-Closing EBITDA Statement shall be prepared on a basis consistent with the accounting policies, practices, procedures and principles used in preparing the Detailed EBITDA Sheet, and each component thereof shall be calculated in accordance with GAAP. The Pre-Closing EBITDA Statement will contain a good faith estimate, set forth in reasonable detail, of the amount of EBITDA of the business conducted at the Property for the twelve full-month period

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last completed prior to the Closing Date (the “Pre-Closing EBITDA”). Seller and Buyer each shall bear its own expenses in the preparation and review of the Pre-Closing EBITDA Statement. The “Initial EBITDA Adjustment” shall equal (i) zero, if Pre-Closing EBITDA is equal to or greater than the EBITDA Benchmark, or (ii) the amount to be subtracted from the Base Purchase Price pursuant to the following calculation, if Pre-Closing EBITDA is less than the EBITDA Benchmark: for each $1,000,000 increment (if any) that the Pre-Closing EBITDA is less than the EBITDA Benchmark, $5,000,000 shall be subtracted from the Base Purchase Price pursuant to Section 2.1. For the avoidance of doubt, there shall be no rounding, or partial adjustments, for amounts (if any) by which Pre-Closing EBITDA is less than the EBITDA Benchmark in increments of less than $1,000,000.

Section 2.7	Final EBITDA Adjustment

(a)       As soon as reasonably practicable following the Closing Date, but in no event more than sixty (60) days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller a statement of EBITDA of the business conducted at the Property for the twelve full-month period last completed prior to the Closing Date, substantially in the form of the Pre-Closing EBITDA Statement and the Detailed EBITDA Sheet (the “EBITDA Statement”). The EBITDA Statement shall be prepared on a basis consistent with the accounting policies, practices, procedures and principles used in preparing the Detailed EBITDA Sheet, and with each component determined in accordance with GAAP. The EBITDA Statement will set forth, in reasonable detail, the amount of EBITDA of the business conducted at the Property for the twelve full-month period last completed prior to the Closing Date (the “Closing Date EBITDA”). Seller and Buyer each shall bear its own expenses in the preparation and review of the EBITDA Statement. Subject to applicable Law, Seller will use commercially reasonable efforts to cooperate with Buyer in connection with the preparation of the EBITDA Statement and the calculation of Closing Date EBITDA, and will provide Buyer with reasonable access to any of Seller’s records not otherwise available to Buyer as a result of the transactions contemplated by this Agreement, to the extent reasonably related to the preparation of the EBITDA Statement and the calculation of Closing Date EBITDA.

(b)       If Seller shall disagree with the calculation of Closing Date EBITDA or any element of the EBITDA Statement relevant thereto, it shall, within fifteen (15) Business Days after its receipt of the EBITDA Statement, notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement. In connection therewith and subject to applicable Law, Buyer will provide Seller reasonable access to all of Buyer’s and the Property’s records not otherwise available to Seller as a result of the transactions contemplated by this Agreement, to the extent reasonably related to Seller’s review of the EBITDA Statement and the calculation of Closing Date EBITDA. In the event that Seller does not provide such notice of disagreement within such fifteen (15) Business Day period, Seller shall be deemed to have accepted the EBITDA Statement and the calculation of the Closing Date EBITDA delivered by Buyer. In the event any such notice of disagreement is timely provided, Buyer and Seller, in conjunction with their respective independent accounting firms, shall use commercially reasonable efforts for a period of fifteen (15) Business Days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of Closing Date EBITDA. If, at the end of such period, they are unable to resolve such disagreements, then the Auditor shall resolve any remaining disagreements. The Auditor shall determine as promptly as

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practicable whether the EBITDA Statement was prepared in accordance with the standards set forth in this Agreement and, only with respect to the disagreements submitted to the Auditor, whether and to what extent (if any) Closing Date EBITDA requires adjustment. The Auditor shall promptly deliver to Buyer and Seller its determination in writing, which determination shall be made subject to the definitions and principles set forth in this Agreement, and shall be (i) consistent with either the position of Seller or Buyer or (ii) between the positions of Seller and Buyer. The fees and expenses of the Auditor shall be paid one-half by Buyer and one-half by Seller The determination of the Auditor shall be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse by Buyer or Seller under any provision hereof, including Article X. The date on which Closing Date EBITDA is finally determined in accordance with this Section 2.7 is hereinafter referred to as the “EBITDA Determination Date”.

(c)       If the difference between the Closing Date EBITDA and the Pre-Closing EBITDA causes a change in the Initial EBITDA Adjustment as calculated pursuant to Section 2.6(a), then within ten (10) Business Days of the EBITDA Determination Date, the amount of such subsequent change in the Initial EBITDA Adjustment (the “Final EBITDA Adjustment”) shall be paid in cash by wire transfer of immediately available funds from Seller to Buyer in accordance with the calculations as set forth in Section 2.6(a).

ARTICLE III

[INTENTIONALLY OMITTED]

ARTICLE IV

CLOSING

Section 4.1   Closing.   Unless this Agreement is earlier terminated pursuant to Article IX hereof, the closing of the transactions contemplated by this Agreement, including the purchase and sale of the Purchased Assets (the “Closing”), shall take place on the third Business Day following satisfaction or waiver of the conditions set forth in Article VIII hereof (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to their satisfaction or waiver at the Closing) (the “Target Closing Date”), at 10:00 a.m., New York City time, at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, New York 10153, unless another time or place is agreed to by the parties, provided that if all the conditions set forth in Section 8.1 and Section 8.3 hereof (other than Section 8.3(d)) are satisfied or waived, Buyer may, upon written notice to Seller, elect to delay the Closing Date to a date no later than the earlier of (a) the twenty first (21st) day after the Target Closing Date and (b) the Outside Date (the date on which the Closing takes place being referred to herein as the “Closing Date”). Notwithstanding the foregoing, for the purposes of the Working Capital Adjustment and prorations contemplated hereby, the Closing shall be deemed to occur at the Transfer Time.

                   Section 4.2   Deliveries at Closing.  The following documents will be executed and delivered, as applicable, by Buyer or Seller, as applicable, at or prior to the Closing:

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(a)       Bill of Sale. Seller shall execute and deliver to Buyer, and Buyer shall execute an acceptance of, a Bill of Sale substantially in the form attached hereto as Exhibit B, conveying to Buyer (i) the Property, (ii) the Acquired Personal Property, (iii) the Transferred Intellectual Property, (iv) the Marina Database, (v) the Books and Records, (vi) any Seller Permits (and pending applications therefor) included as Purchased Assets, to the extent transferable by Law, and (vii) all cash, cash equivalents, or similar cash items, in each case included in the Purchased Assets.

(b)       Assumed Contracts; Assumed Liabilities. Buyer and Seller shall execute and deliver an Assignment and Assumption Agreement - Assumed Contracts and Assumed Liabilities substantially in the form attached hereto as Exhibit C, to transfer the Assumed Liabilities, Assumed Contracts (including licenses for Assumed Software) and Transferred Employee Records to Buyer, and Buyer agrees to execute and deliver such other assumption agreements or other documents reasonably required by any Person (in such form as is reasonably acceptable to Buyer) to effectuate the assumption of the Assumed Liabilities.

(c)       Purchase Price. Buyer shall deliver or cause to be delivered to Seller, in the amount of the Purchase Price (less the amount of the Deposit) pursuant to Section 2.1 hereof, cash in immediately available funds by electronic transfer.

(d)       Closing Escrow Agent. If either Buyer or Seller so requests, Buyer, Seller and the Escrow Agent shall execute and deliver, not later than two (2) Business Days prior to the Closing, a closing escrow agreement (in form and substance reasonably acceptable to Buyer, Seller and the Escrow Agent), providing for the appointment and responsibilities of such Escrow Agent with respect to implementation of the Closing.

(e)       Buyer Certificates. Buyer shall deliver to Seller the certificates required by Sections 8.3(b) and (c) hereof.

(f)        Seller Certificates. Seller shall deliver to Buyer the certificates required by Sections 8.2(a) and (b) hereof.

(g)       Non-Foreign Affidavit. Seller (and/or the appropriate Affiliate of Seller) shall execute and deliver a certificate of non-foreign status that complies with Treasury Regulation Section 1.1445-2(b).

(h)       Seller’s Affidavit to Title Insurer. Seller shall execute and deliver to the Title Insurer an affidavit from Seller in the form delivered by the Title Insurer, which form shall be reasonably acceptable to Seller.

(i)        Transfer of Guest Safe Deposit Items. Buyer and Seller shall confirm the transfer of guest safe deposit box contents and the contents of the main safe controlled by Seller belonging to guests of the Property (excluding safes located in guest rooms) by executing and delivering a confirmation of transfer of guest items in form and substance as is customary for similar transactions.

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(j)        Transfer of Inventoried Vehicles. Buyer and Seller shall confirm the transfer of Inventoried Vehicles by executing and delivering a confirmation of transfer of Inventoried Vehicles in form and substance as is customary for similar transactions.

(k)       Transfer of Guest Baggage. Buyer and Seller shall confirm the transfer of guest baggage entrusted to Seller by executing and delivering a confirmation of transfer of guest baggage in form and substance as is customary for similar transactions.

(l)        Vehicle Titles. Seller shall execute and deliver to Buyer certificates of titles, endorsed for transfer to Buyer, for its Passenger/Delivery Vehicles along with a bill of sale for Passenger/Delivery Vehicles in form and substance as is customary for similar transactions.

(m)      Assignment of Leases. Seller and Buyer shall each execute and deliver an assignment of leases with respect to the Leases in form and substance as is customary for similar transactions.

(n)       Bargain and Sale Deed. Seller shall execute and deliver to Buyer, and Buyer shall accept, a bargain and sale deed with covenants against grantor's acts in form and substance as is customary for similar transactions conveying to Buyer all of Seller’s right, title and interest in its Land, Fixtures and the Property (excluding any leased Land subject to the Marina Lease), in proper form for recording, free and clear of Encumbrances, except for Permitted Encumbrances.

                (o)       [Intentionally Omitted.]

(p)       Reservations/Gift Certificates. Seller shall deliver to Buyer a schedule (which may be in electronic form) of (i) all reservations and other agreements required to be honored by Buyer pursuant to Section 7.12(a) hereof and (ii) all outstanding gift certificates, the Liability therefor which is to be transferred to Buyer.

(q)       Marina Database. Seller shall deliver to Buyer a copy of the Marina Database, which shall be in the format set forth on Exhibit E attached hereto.

                (r)        [Intentionally Omitted]

(s)       Assumption of Progressive Post-Closing Slot Machine Liabilities. Buyer shall execute and deliver an assumption of post-closing progressive slot machine liabilities in form and substance as is customary in similar transactions.

(t)        Tax Returns. Seller shall deliver to Buyer copies of all Tax Returns (including supporting schedules) for sales and use Taxes, payroll Taxes, property Taxes and casino gross revenue Taxes, in each case relating to the Purchased Assets, for all open years.

(u)       Litigation Settlement and Release Documents. Buyer, Buyer Affiliate, Seller and Parent, and any of their respective affiliates that are party thereto, shall execute and deliver, and Buyer shall cause all other defendants and parties to the litigation referred to in the Litigation Settlement and Release Documents (defined below) to execute and deliver, at (and subject to and effective as of) the Closing, the litigation settlement and release documents in the forms attached hereto as Exhibit F (the “Litigation Settlement and Release Documents”).

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(v)       Assignment of Transferred Intellectual Property. Seller shall deliver duly executed instruments of assignment with respect to the Transferred Intellectual Property set forth on Section 5.5(a)(i) of the Seller Disclosure Letter, which instruments are, as to registered United States trademarks and service marks, in the form attached as Exhibit G, and otherwise are in form and substance reasonably acceptable to Buyer.

(w)      Other Documents. Each party shall deliver any other documents, instruments or agreements which are reasonably requested by the other party that are reasonably necessary to consummate the transactions contemplated hereby and have not previously been delivered.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer with respect to the Purchased Assets and the Assumed Liabilities, except as set forth herein and in the Disclosure Letter delivered by Seller to Buyer on the date of this Agreement (the “Seller Disclosure Letter”), as follows (it being agreed and understood by the parties hereto that, notwithstanding anything else contained in this Agreement, Seller is (i) except to the extent otherwise provided in the representations and warranties contained in Sections 5.1, 5.2 and 5.12 and 5.17 hereof, making representations or warranties only with respect to the Property, the Purchased Assets and the Assumed Liabilities and (ii) making no representations or warranties with respect to the Other Assets or the Other Property):

                   Section 5.1  Organization of Seller.  Seller is a limited liability company duly organized and validly existing under the laws of the State of New Jersey and has all requisite power and authority to carry on its business as now being conducted. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a Property Material Adverse Effect. Seller does not have any Subsidiaries.

Section 5.2	Authority; No Conflict; Required Filings and Consents

(a)       Seller has all requisite power and authority to enter into this Agreement and the other agreements contemplated hereby and to consummate the transactions that are contemplated by this Agreement and the other agreements contemplated hereby. The execution and delivery of this Agreement and the other agreements contemplated hereby by Seller and the consummation by Seller of the transactions that are contemplated by this Agreement and the other agreements contemplated hereby have been duly authorized by all necessary action on the part of Seller. This Agreement and the Deposit Escrow Agreement have been, and the other agreements contemplated hereby have been, or will be at Closing, as applicable, duly executed and delivered by Seller, and assuming this Agreement, the Deposit Escrow Agreement, and the other agreements contemplated hereby constitute, or will constitute at Closing, as applicable, the valid and binding obligation of the other parties hereto, this Agreement and the Deposit Escrow Agreement and the other agreements contemplated hereby constitute, or will constitute at Closing, as applicable, the valid and binding obligations of Seller, enforceable against Seller in

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accordance with their respective terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity (the “Bankruptcy and Equity Exception”).

(b)       The execution and delivery of this Agreement by Seller does not, and the consummation by Seller of the transactions that are contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of Seller or Parent, (ii) except as set forth in Section 5.2 of the Seller Disclosure Letter, result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of acceleration of any material obligation of Seller or Parent or loss of any material benefit to Seller or Parent) under, any of the terms, conditions or provisions of any material bond, mortgage, indenture, Material Assumed Contract, Lease, or other material Contract or obligation to which Seller or Parent is a party or by which Seller, Parent or any of their respective properties or assets may be bound, or (iii) except as set forth in Section 5.2(b) of the Seller Disclosure Letter and subject to the governmental filings and other matters referred to in Section 5.2(c) hereof, contravene, conflict with, or result in a violation of any of the terms or requirements of any Law or judgment, or give any Governmental Entity the right to revoke, cancel or terminate any governmental or regulatory permit, concession, franchise or license, in each case applicable to Seller, Parent or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), for such violations, breaches, defaults, accelerations, losses, contraventions, conflicts, revocations, cancellations or terminations that would not reasonably be expected to have a Property Material Adverse Effect.

(c)       Except as set forth in Section 5.2(c) of the Seller Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission, Gaming Authority or other governmental authority or instrumentality (a “Governmental Entity”) is required by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions that are contemplated hereby, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), (ii) any approvals or filing of notices required under the Gaming Laws, (iii) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages or the renaming or re-branding of the operations at the Property, and (iv) such other filings, consents, approvals, orders, authorizations, permits, registrations and declarations (A) required of or by Buyer or any of its Affiliates or key employees (including under the Gaming Laws) or (B) the failure of which to obtain would not be material to the operation and support of the business located at the Property.

                     Section 5.3  Financial Statements.  Section 5.3(i) of the Seller Disclosure Letter contains a copy of the audited balance sheets, statements of income and cash flow statements relating to the business conducted at the Property for the twelve (12) month periods ended December 31, 2006 and December 31, 2007, as well as the unaudited balance sheet and statements of income and cash flow statements relating to the business conducted at the Property for the three months ended March 31, 2007 and March 31, 2008 (collectively, the “Financial Information”). Except as noted therein (and except, with respect to the unaudited quarterly

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financial statements, for normal period end adjustments and the lack of footnotes), the Financial Information was prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements) and fairly present in all material respects the financial position of the business conducted at the Property as of their respective dates. Notwithstanding the foregoing, Buyer acknowledges that such Financial Information was prepared by Seller or its Affiliates for internal purposes, reflects allocation of some but not necessarily all costs incurred by Affiliates of Seller for its benefit, and that no representation or warranty is made that Buyer will be able to operate the Property for the costs reflected in the Financial Information. The audited balance sheet as of December 31, 2007 included in the Financial Information is referred to herein as the “Balance Sheet.”

               Except as noted therein (and except, with respect to the unaudited quarterly financial statements, for normal period end adjustments and the lack of footnotes), the Quarterly Financials and the Seller 2008 Audited Financials delivered pursuant to Section 7.23 will have been prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements) and fairly present in all material respects the financial position of the business conducted at the Property as of their respective dates, and will be prepared on a consistent basis with Seller’s past practice and the financial statements previously delivered by Seller, including, for the avoidance of doubt, with respect to the allocations contained therein. Notwithstanding the foregoing, Buyer acknowledges that such Quarterly Financials and Seller 2008 Audited Financials will have been prepared by Seller or its Affiliates for internal purposes, may reflect allocation of some but not necessarily all costs incurred by Affiliates of Seller for its benefit (which allocation shall be consistent with prior financial statements delivered by Seller), and that no representation or warranty is made that Buyer will be able to operate the Property for the costs reflected in such Quarterly Financials and Seller 2008 Audited Financials.

                Section 5.4  No Undisclosed Liabilities.  Except for (i) Liabilities reflected or reserved against in the Financial Information or the notes thereto, (ii) Excluded Liabilities, (iii) Liabilities incurred in the Ordinary Course of Business, (iv) Liabilities that are not Assumed Liabilities and (v) Liabilities that would not reasonably be expected to have a Property Material Adverse Effect, Seller has no Liabilities with respect to the operation and support of the business located at the Property that would have been required to be reflected in, reserved against or otherwise described in the Balance Sheet or the notes thereto in accordance with GAAP.

                 Section 5.5  Intellectual Property.

                 (a)       Section 5.5(a)(i) of the Seller Disclosure Letter lists all (i) trademark and service mark registrations and applications, patents and patent applications, copyright registrations and web domain urls that are included in the Transferred Intellectual Property, and (ii) trademark, service mark and trade name license agreements that are included in the Transferred Intellectual Property. Seller owns or possesses adequate, valid and enforceable rights to use the Transferred Intellectual Property required to be listed on Section 5.5(a)(i) of the Seller Disclosure Letter and, to the knowledge of Seller, owns or possesses adequate, valid and enforceable rights to use all other Transferred Intellectual Property, in each case,in connection with theoperation and support of the business located at the Property. Except as set forth in Section 5.5(a)(ii) of the Seller Disclosure Letter, the execution, delivery and performance of this Agreement and the other agreements contemplated

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hereby, and the consummation of the transactions contemplated hereby and thereby, will not result in a material loss or impairment of, or give rise to any right of any third Person to terminate a material right of Seller or its Affiliates to own or use, the Transferred Intellectual Property (including Assumed Software), except for such losses, impairments or rights of termination that would not reasonably be expected to have a Property Material Adverse Effect.

(b)       Except as set forth in Section 5.5(b) of the Seller Disclosure Letter, (i) to the knowledge of Seller, Seller and its Affiliates have not infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Person in the operation of the business conducted at the Property or in the use of the Transferred Intellectual Property; and (ii) neither Seller nor any of its Affiliates has received any written charge, complaint, claim, demand, or notice during the two (2) years preceding the date of this Agreement (including, for the avoidance of doubt, any such charge, complaint, claim, demand or notice that was first asserted prior to the two (2) years preceding the date of this Agreement, and then was reasserted, whether or not in writing, during the two (2) years preceding the date of this Agreement) alleging any such infringement, misappropriation, dilution or other violation. Notwithstanding anything to the contrary in this Agreement, no representation or warranty is made with respect to any infringement, misappropriation, dilution or other violation of any Intellectual Property rights of any Person by Seller or its Affiliates, other than in this Section 5.5(b).

(c)       Except as set forth in Section 5.5(c) of the Seller Disclosure Letter, (i) to the knowledge of Seller, no Person is infringing, misappropriating, diluting or otherwise violating any rights of Seller or its Affiliates in the Transferred Intellectual Property; and (ii) neither Seller nor any of its Affiliates has made or asserted any written charge, complaint, claim, demand or notice against any Person during the two (2) years preceding the date of this Agreement (including, for the avoidance of doubt, any such charge, complaint, claim, demand or notice that was first asserted prior to the two (2) years preceding the date of this Agreement, and then was reasserted, whether or not in writing, during the two (2) years preceding the date of this Agreement) alleging any such infringement, misappropriation, dilution or other violation.

                  Section 5.6  Agreements, Contracts and Commitments.  Copies of the Assumed Contracts as of the date of this Agreement (other than purchase orders entered into in the Ordinary Course of Business, Contracts that are cancelable on thirty (30) days’ or less notice, and any Contract involving a total remaining commitment of less than $100,000) have been made available to Buyer and a list of such Assumed Contracts is included in Section 12.1(a) of the Seller Disclosure Letter. Each Material Assumed Contract is valid and binding upon Seller and, to Seller’s knowledge, all other parties thereto (in each case, subject to the Bankruptcy and Equity Exception), and there is no breach or violation by Seller of, or default by Seller under, the Material Assumed Contracts (and no event has occurred with respect to Seller which, with notice or lapse of time or both, would constitute a breach or violation by Seller of, or default by Seller under, the Material Assumed Contracts) and, to Seller’s knowledge, there is no breach or violation by any other Person of, or default by any other Person under, the Material Assumed Contracts, in each case under this sentence, except for failures to be valid and binding, or breaches, violations or defaults, that would not reasonably be expected to have a Property Material Adverse Effect.

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                 Section 5.7  Litigation; Orders.  Except as set forth in Section 5.7 of the Seller Disclosure Letter, as of the date of this Agreement, (a) there are no Legal Proceedings pending (or, to Seller’s knowledge, threatened) against Seller or any of its Affiliates, or to which Seller or any of its Affiliates is otherwise a party, in each case, relating to the business conducted at the Property or any of the Purchased Assets which, if adversely determined, (i) would reasonably be expected to result in a liability for Seller or any of its Affiliates in excess of $400,000 or (ii) could reasonably be expected to prevent or materially delay Seller from completing any of the transactions contemplated by this Agreement; and (b) neither Seller nor any of its Affiliates is subject to any Order relating to the business conducted at the Property or any of the Purchased Assets, except to the extent the same (i) would not reasonably be expected to result in a liability for Seller or any of its Affiliates in excess of $400,000, or (ii) would not reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 5.8	Environmental Matters

(a)       Except as set forth in Section 5.8 of the Seller Disclosure Letter, and except as would not reasonably be expected to have a Property Material Adverse Effect:

(i)        With respect to the Property, Seller is in compliance with Environmental Law, which compliance includes obtaining, maintaining and complying with all permits, licenses and or authorizations required by Environmental Laws.

(ii)       There are no pending or, to the knowledge of Seller, threatened in writing claims or Legal Proceedings against the Property or Seller with respect to the Property alleging noncompliance with or liability under any Environmental Law.

(iii)      To Seller’s knowledge, no investigation is pending or threatened against the Property or Seller with respect to the Property relating to the Release of Hazardous Materials or the violation of Environmental Laws.

(iv)      To Seller’s knowledge, there have been no Releases of Hazardous Materials at, on or under the Property of types or in quantities or locations that would reasonably be expected to require the owner or operator of the Property to undertake remedial action pursuant to Environmental Law.

(v)       There are no Hazardous Materials stored, used, handled, manufactured, generated or otherwise located at, in, on or under the Property or transported to or from the Property except for such quantities and types of Hazardous Materials reasonably required for the construction, operation or maintenance of the Property and that are stored, used, handled, manufactured, generated, located or transported in compliance with Environmental Laws.

(b)       No filing or approval pursuant to the New Jersey Industrial Site Recovery Act is required for the completion of the transactions contemplated by this Agreement.

(c)       This Section 5.8 (and Section 5.9(a), to the extent related to any Seller Permits required pursuant to Environmental Law) represent the sole and exclusive representations and

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warranties of Seller regarding environmental matters, Environmental Laws, Hazardous Materials or Releases.

Section 5.9	Permits; Compliance with Laws

(a)       Seller holds all material permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities (including authorizations under Gaming Laws) necessary to conduct the business and operations at the Property as presently conducted (the “Seller Permits”), each of which is in full force and effect in all material respects. To Seller’s knowledge, no event has occurred which permits or is reasonably likely to result in, or upon the giving of notice or passage of time, or both, would permit or would be reasonably likely to result in, revocation, non-renewal, modification, suspension, limitation or termination of any Seller Permit that currently is in effect, except where such revocation, non-renewal, modification, suspension, limitation or termination would not reasonably be expected to have a Property Material Adverse Effect.

(b)       To Seller’s knowledge, except as would not reasonably be expected to have a Property Material Adverse Effect, each of Seller’s directors, officers, and Persons performing management functions similar to officers, with respect to the operation and support of the business conducted at the Property, hold all material permits, registrations, findings of suitability, licenses, variances, exemptions, orders and approvals of all Governmental Entities (including authorizations under Gaming Laws) necessary for their conduct of the business and operations conducted at the Property.

(c)       The business conducted by Seller at the Property is not being conducted in violation of any applicable Law of any Governmental Entity (including any Gaming Laws), except for any such violation as would not reasonably be expected to have a Property Material Adverse Effect. No representation or warranty is made with respect to that the creation or use of the Marina Database in the business conducted by Seller at the Property does not violate any applicable Law of any Governmental Entity (including any Gaming Laws). Seller has not received a written notice of or been charged with the violation of any Laws in connection with the business conducted by Seller at the Property, except for any such violation as would not reasonably be expected to have a Property Material Adverse Effect.

            Section 5.10  Labor Matters  Seller has provided or made available to Buyer a list setting forth, as of a date not more than twenty (20) days prior to the date of this Agreement, the following information for each Property Employee, including each employee on leave of absence or layoff status: name, job title (or positions held), date of hire, the current annual base salary (or hourly rate) and most recent bonus paid, and vacation accrued. As of the date of this Agreement, Seller is a party to the collective bargaining agreements listed on Section 5.10 of the Seller Disclosure Letter (the “Collective Bargaining Agreements”). Except as listed on Section 5.10 of the Seller Disclosure Letter, as of the date of this Agreement: (i) Seller has not received notice of any pending demands for arbitration under any such collective bargaining agreement relating to the Property, except in each case as would not have a Property Material Adverse Effect; (ii) there are no unfair labor practice charges, complaints or petitions for elections pending against Seller before the National Labor Relations Board, or any similar labor relations governmental bodies, or for which Seller has received notice, except in each case as would not have a Property

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Material Adverse Effect; and (iii) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of Seller, threat thereof, by or with respect to any employees that work at the Property.

Section 5.11	Employee Benefits

(a)       For the purposes of this Agreement, “Seller Benefit Plans” means: (i) “employee benefit plans,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”); and (ii) employment, retention, compensation, equity, bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, profit-sharing, pension or retirement, deferred compensation, health, medical, life insurance, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, agreements, programs, arrangements, commitments and/or practices (whether or not insured and whether or not written) which are maintained, administered or contributed to by Seller, the Property or any ERISA Affiliate, or which were maintained, administered or contributed to by Seller, the Property or any ERISA Affiliate, or under or with respect to which Seller, the Property or any ERISA Affiliate has any Liabilities. Section 5.11(a) of the Seller Disclosure Letter sets forth a list of all Seller Benefit Plans which are maintained, administered or contributed to by Seller, the Property or any ERISA Affiliate for any Person performing substantially all of his or her services at the Property (each, a “Property Employee”). For purposes of this Agreement, ERISA Affiliate means any entity which is (or, at any relevant time, was) considered one employer with Seller or the Property under Section 4001 of ERISA or Section 414 of the Code (each, an “ERISA Affiliate”).

(b)       True and complete copies of the Seller Benefit Plans which are maintained, administered or contributed to by Seller, the Property or an ERISA Affiliate for any Property Emloyee (which shall include (i) each Seller Benefit Plan and all amendments thereto, all plan descriptions and summary plan descriptions for which Seller is required to prepare, file and distribute plan descriptions and summary plan descriptions (including the most recent financial or annual reports, if applicable), (ii) all summaries and descriptions furnished to participants and beneficiaries for which a plan description or summary plan description is not required, and (iii) all insurance policies purchased by or to provide benefits under any Seller Benefit Plans), have been made available by Seller to Buyer. The Trump Capital Accumulation Plan (“Seller’s 401(k) Plan”) has been established and maintained in all material respects in accordance with their respective terms and in compliance with all applicable Laws, including ERISA and the Code. The Seller’s 401(k) Plan is qualified under Section 401(a) of the Code and there are no facts or circumstances that would be reasonably likely to adversely affect such qualification. With respect to the Seller 401(k) Plan, (i) the most recent Internal Revenue Service determination letter, and (ii) the most recently filed Annual Report on Form 5500 have been made available by Seller to Buyer.

(c)       No Seller Benefit Plan has terms requiring assumption thereof by Buyer. There are no Liabilities, breaches, violations or defaults under or with respect to any Seller Benefit Plan that could subject the Property, Buyer or any of Buyer’s employee benefit plans to any encumbrance, lien, tax, penalty or other Liability (whether absolute or contingent).

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                 (d)       Section 5.11(d) of the Seller Disclosure Letter lists all “multiemployer plans” as defined in Section 3(37) or 4001(a)(3) of ERISA contributed to by Seller or to which Seller is required to contribute (“Multiemployer Plans”). To the best of Seller’s knowledge: (i) no Multiemployer Plan has been terminated; (ii) no Multiemployer Plan is in reorganization under Section 4241 of ERISA, or is insolvent under Section 4245 of ERISA; (iii) no proceeding has been initiated by any Person (including the Pension Benefit Guaranty Corporation) to terminate a Multiemployer Plan; (iv) a mass withdrawal, as defined in PBGC Regulation Section 4001.3with respect to such Multiemployer Plan has not occurred; (v) there are no facts or circumstances that would be reasonably likely to result in the termination, reorganization or mass withdrawal of any Multiemployer Plan; and (vi) no Multiemployer Plan is endangered, seriously endangered or critical status, as defined in Section 305 of ERISA or Section 432 of the Code.

                  (e)       No Seller Benefit Plans (excluding Multiemployer Plans) are subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

Section 5.12	Brokers

Except for Merrill Lynch & Co., Inc. (the “Broker”), neither Seller nor any of its Representatives or Affiliates have employed any broker, financial advisor or finder or incurred any Liability for any brokerage fees, sales commissions or finder’s fees in connection with the transactions contemplated by this Agreement. Seller (or one of its Affiliates) shall be solely obligated to pay the Broker any and all fees, commissions and finder fees in connection with this transaction and Seller agrees to indemnify, defend and hold Buyer free and harmless from and against any and all loss liability, cost damage and expense, including reasonable attorneys’ fees in connection with any such fees owed to the Broker. Notwithstanding anything herein to the contrary, the provisions of this Section 5.12 shall survive the Closing or earlier termination of this Agreement.

Section 5.13	Insurance

The insurance policies maintained by Seller or its Affiliates in respect of the Property, each of which is set forth on Section 5.13 of the Seller Disclosure Letter, insure against risks and liabilities customary in the hotel and casino industry.

Section 5.14	Personal Property

Except for Permitted Encumbrances and Mechanics’ Liens, Seller has good and valid title to, or a valid leasehold interest in, or other legal right to, all material tangible personal property included in the Purchased Assets. Notwithstanding anything contained in this Section 5.14, the representations contained herein do not concern Intellectual Property, which is the subject of the representations contained in Section 5.5 hereof.

Section 5.15	Condemnation Proceedings

There are no pending or, to Seller’s knowledge, threatened judicial proceedings seeking to condemn the Property. Seller has not entered into any agreement in lieu of condemnation therefor.

Section 5.16	Computer Software

The Assumed Software includesall computer software used in the operation of the business located at the Property that, subject to Section 1.6, willbe available for use by Buyer immediately after the Closing. Section 5.16 of the Seller Disclosure Letter sets forth a true and correct list ofall other computer software used in the operation and support of the business located at the Property by Seller and its Affiliates, including Excluded Software, that is material to the operation of the business located at the Property.

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Section 5.17	Taxes.

(a)       To the extent the Purchased Assets could be subject to, or Buyer could be liable for, Taxes as a result of Seller’s or its Affiliates’ failure to properly file any Tax Returns or pay or withhold any Taxes (i) Seller and its Affiliates have timely filed, or there have been timely filed on Seller’s behalf, all material Tax Returns required to be filed with the appropriate Tax authorities (taking into account any extension of time to file granted or to be obtained on behalf of Seller), and such returns are accurate in all material respects, (ii) all Taxes payable by Seller and its Affiliates with respect to such Tax Returns have been timely paid, and (iii) Seller and its Affiliates have complied in all material respects with all applicable Laws relating to the payment and withholding of material Taxes, and have duly and timely withheld and paid over to the appropriate Tax authority all material amounts required to be so withheld and paid under all applicable Laws.

(b)       Seller has not granted any extension of the statute of limitations for the assessment or collection of Taxes with respect to the Purchased Assets.

(c)	Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

Section 5.18	Buyer Representations and Warranties

Seller acknowledges and agrees that Buyer is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Buyer in Article VI hereof (as modified by the Buyer Disclosure Letter). Any claims Seller may have for breach of representation or warranty shall be based solely on the representations and warranties of Buyer set forth in Article VI hereof (as modified by the Buyer Disclosure Letter). Seller further represents that neither Buyer nor any of its Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Buyer or the transactions contemplated by this Agreement in each case not expressly set forth in this Agreement, and none of Buyer, any of its Affiliates or any other Person will have or be subject to any liability to Seller or any other Person resulting from the distribution to Seller or its representatives or Seller’s use of, any such information, including any document or information in any form provided to Seller or its representatives in connection with the transactions contemplated hereby; provided, that notwithstanding the foregoing, no limitation in this Section 5.18 shall apply with respect to fraud or willful misconduct on the part of Buyer or any of its Affiliates, or any of their respective directors, officers, employees, agents or representatives.

Section 5.19	Assets

The sale of the Purchased Assets to Buyer pursuant to this Agreement will, taking into account the Transitional Services Agreement and the other agreements contemplated hereby (and assuming receipt of all Governmental Approvals, including Gaming Approvals, and third party consents, approvals and authorizations, necessary for Buyer and its Affiliates to operate and support the business located at the Property), convey or otherwise provide to Buyer at the Closing Date, all of the assets, properties and rights necessary to allow Buyer immediately after the Closing to operate the business located at the Property as operated as of the date hereof, in

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each case, other than the items set forth on Section 5.19 of the Seller Disclosure Letter; provided, however, that nothing in this Section 5.19 shall be deemed to constitute a representation or warranty as to the adequacy of the amounts of cash or working capital (or the availability of the same).

Section 5.20	Potential Conflicts of Interest

Except as set forth on Section 5.20 of the Seller Disclosure Letter, none of Seller or any of its Affiliates, nor to the knowledge of Seller, any executive officer of Seller or any of its Affiliates: (i) owns, directly or indirectly, any interest in (other than ownership of not more than five percent (5%) of the equity held solely for investment purposes, of any Person that is listed on any national securities exchange or regularly traded in the over-the-counter market), or (ii) is an owner, sole proprietor, stockholder, partner, director, officer, employee, consultant or agent of, any Person which is a material lessor, lessee, customer, licensee or supplier of the operation of the business located at the Property (other than purchases of “Trump” branded products, or pursuant to arrangements on terms that would be obtained on an arms’ length basis).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, except as set forth herein and in the Disclosure Letter delivered by Buyer to Seller on the date of this Agreement (the “Buyer Disclosure Letter”), as follows:

Section 6.1	Organization

Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New Jersey and has all requisite corporate power and authority to carry on its business as now being conducted. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a Buyer Material Adverse Effect.

Section 6.2	Authority; No Conflict; Required Filings and Consents

(a)       Buyer has all requisite power and authority to enter into this Agreement and the other agreements contemplated hereby and to consummate the transactions that are contemplated by this Agreement and the other agreements contemplated hereby. The execution and delivery of this Agreement and the other agreements contemplated hereby by Buyer and the consummation by Buyer of the transactions that are contemplated by this Agreement and the other agreements contemplated hereby have been duly authorized by all necessary action on the part of Buyer. This Agreement and the Deposit Escrow Agreement have been, and the other agreements contemplated hereby have been or will be at Closing, as applicable, duly executed and delivered by Buyer, and assuming this Agreement and the other agreements contemplated

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hereby constitute, or will constitute at Closing, as applicable, the valid and binding obligation of the other parties hereto, this Agreement and the Deposit Escrow Agreement constitute, and the other agreements contemplated hereby will constitute at Closing, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject, as to enforcement, to the Bankruptcy and Equity Exception.

(b)       The execution and delivery of this Agreement by Buyer does not, and the consummation by Buyer of the transactions that are contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of Buyer or Buyer Affiliate, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of acceleration of any material obligation of Buyer or Buyer Affiliate or loss of any material benefit to Buyer or Buyer Affiliate) under, any of the terms, conditions or provisions of any material bond, mortgage, indenture, lease, license, or other material Contract or obligation to which Buyer or Buyer Affiliate is a party or by which Buyer, Buyer Affiliate or any of their respective properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 6.2(c) hereof, contravene, conflict with, or result in a violation of any of the terms or requirements of any Law or judgment, or give any Governmental Entity the right to revoke, cancel or terminate any regulatory or governmental permit, concession, franchise or license, in each case, applicable to Buyer, Buyer Affiliate or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii) for such breaches, violations, or defaults, that would not reasonably be expected to have a Buyer Material Adverse Effect.

(c)       No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer or any of its Affiliates in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions that are contemplated hereby, except for (i) the filing of the pre-merger notification report under the HSR Act, (ii) any approvals or filing of notices required under the Gaming Laws, and (iii) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages or the renaming or re-branding of the operations at the Property.

Section 6.3	Brokers

Except for Bear Stearns & Co. Inc. or its successors or assigns (the “Advisor”), neither Buyer nor any of its Affiliates or Representatives have employed any broker, financial advisor or finder or incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement. Buyer shall be solely obligated to pay the Advisor any and all fees, commissions and finder fees in connection with this transaction and Buyer agrees to indemnify, defend and hold Seller free and harmless from and against any and all loss liability, cost damage and expense, including reasonable attorneys’ fees in connection with any such fees owed to the Advisor. Notwithstanding anything herein to the contrary, the provisions of this Section 6.3 shall survive the Closing or earlier termination of this Agreement.

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Section 6.4	Licensability of Principals; Required Licensees

(a)       Neither Buyer nor any of its principals, Representatives or Affiliates nor any of its or their respective directors or officers (such Persons, the “Licensing Affiliates”) has ever been denied, or had revoked, a gaming license by a Governmental Entity or Gaming Authority. Buyer and each of its Licensing Affiliates that is licensed (each a “Licensed Party”) is in good standing in each of the jurisdictions in which Buyer or such other Licensed Party owns or operates gaming facilities. Section 6.4(a) of the Buyer Disclosure Letter sets forth each Licensed Party.

(b)       There are no facts, which if known to the Gaming Authorities, would (a) reasonably be expected to result in the denial, revocation, limitation or suspension of a Gaming Approval with respect to Buyer, any of its Licensing Affiliates or any of their respective officers, directors, key employees or Persons performing management functions similar to an officer, or (b) reasonably be expected to result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability proceedings necessary to obtain a Gaming Approval required to consummate the transactions contemplated by this Agreement. Section 6.4(b) of the Buyer Disclosure Letter sets forth each Licensing Affiliate that Buyer believes must obtain a Gaming Approval in order to consummate the transactions contemplated by this Agreement (together, the “Required Licensees”).

Section 6.5	Compliance with Gaming Laws

Each Licensed Party and their respective directors, officers, key employees and Persons performing management functions similar to officers hold all Gaming Approvals necessary to conduct the business and operations of Buyer and its Affiliates, each of which is in full force and effect in all material respects (the “Buyer Permits”) and, to the knowledge of Buyer, no event has occurred which permits, or upon the giving of notice or passage of time or both would permit, revocation, non-renewal, modification, suspension, limitation or termination of any Buyer Permit that currently is in effect. Each Licensed Party, and to Buyer’s knowledge, each of their respective directors, officers, key employees and Persons performing management functions similar to officers are in compliance, in all material respects, with the terms of the Buyer Permits. Neither Buyer nor, to the knowledge of Buyer, any Licensing Affiliate has received notice of any investigation or review by any Gaming Authority with respect to Buyer, any of its Licensing Affiliates, or any of their respective officers, directors, key employees or Persons performing management functions similar to an officer, that is pending, and, to the knowledge of Buyer, (i) no investigation or review is threatened, nor (ii) has any Gaming Authority indicated any intention to conduct the same. Neither Buyer, nor, to the knowledge of Buyer, any Licensed Party or director, officer, key employee or partner of a Licensed Party has (i) received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past three (3) years under, or relating to any violation or possible violation of any Gaming Laws which did or would be reasonably likely to result in fines or penalties of $50,000 or more, or (ii) suffered a suspension or revocation of any Buyer Permit.

Section 6.6	Seller Representations and Warranties

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Buyer acknowledges and agrees that Seller is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Seller in Article V hereof (as modified by the Seller Disclosure Letter as supplemented or amended in accordance with this Agreement). Any claims Buyer may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller set forth in Article V hereof (as modified by the Seller Disclosure Letter as supplemented or amended in accordance with this Agreement). Buyer further represents that neither Seller nor any of its Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller, the Property, the Purchased Assets, the Assumed Liabilities or the transactions contemplated by this Agreement in each case not expressly set forth in this Agreement, and none of Seller, any of its Affiliates or any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its representatives or Buyer’s use of, any such information, including any confidential memoranda distributed on behalf of Seller relating to the Property or other publications or data room information provided to Buyer or its representatives, or any other document or information in any form provided to Buyer or its representatives in connection with the sale of the Property and the transactions contemplated hereby; provided, that notwithstanding the foregoing, no limitation in this Section 6.6 shall apply with respect to fraud or willful misconduct on the part of Seller or any of its Affiliates, or any of their respective directors, officers, employees, agents or representatives.

Section 6.7	Litigation

As of the date of this Agreement, there are no actions, claims, suits or proceedings pending or, to Buyer’s knowledge, threatened against Buyer or any of its Affiliates or to which Buyer or any of its Affiliates is otherwise a party before any Governmental Entity, which, if determined adversely, would reasonably be expected to prevent or materially delay Buyer from completing any of the transactions contemplated by this Agreement. Neither Buyer nor any of its Affiliates is subject to any Order except to the extent the same would not reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

ARTICLE VII

COVENANTS

Section 7.1	Conduct of Business of Seller

(a)       During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 9.1 hereof or the Closing, subject to the limitations set forth below and subject to Section 7.24, Seller shall, and with respect to the Purchased Assets only, Parent shall and shall cause Parent’s other subsidiaries to (in each case, except as otherwise contemplated by this Agreement, required by applicable Law, or to the extent that Buyer shall otherwise consent in writing, which consent may not be unreasonably withheld, delayed or conditioned), carry on its business in the usual, regular and ordinary course

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in substantially the same manner as previously conducted, to pay its debts and Taxes when due (subject to good faith disputes over such debts), and, to the extent consistent with the operation of the Purchased Assets in the Ordinary Course of Business, use commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present key employees and preserve its relationships with customers, suppliers and distributors. Without limiting the generality of the foregoing, except as contemplated by this Agreement, required by applicable Law or as disclosed on Section 7.1 of the Seller Disclosure Letter, and subject to Section 7.24, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 9.1 hereof or the Closing, without the written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), Seller and Parent agree, only as it relates to the Purchased Assets, that they shall not:

(i)                     sell, pledge, lease, license, dispose of or grant any of the Purchased Assets, except for (1) dividends or distributions of cash or cash equivalents, (2) payments of cash, and sales or other transfers of current assets, in the Ordinary Course of Business in connection with the operation of the Property, (3) sales of equipment, personal property and other non-current assets in the Ordinary Course of Business in an amount not to exceed, individually or in the aggregate, $3,000,000, (4) other sales which do not exceed, either individually or in the aggregate, $1,000,000, (5) sales or other dispositions of obsolete or worthless items, and (6) leases and rentals in the Ordinary Course of Business, which, in each case, shall be subject to Section 7.1(a)(vii);

(ii)       except in the Ordinary Course of Business or for Liens securing indebtedness referred to in clause (iii)(c) below, subject the Purchased Assets to a Lien, other than Permitted Encumbrances and Mechanics’ Liens;

(iii)      incur (with respect to Seller), or allow Seller to incur (with respect to Parent), any indebtedness for borrowed money, except (A) in the Ordinary Course of Business though not to exceed, individually or in the aggregate, $1,000,000, (B) indebtedness among Seller and Parent or its Affiliates, and (C) indebtedness under any credit facility of Parent or its Affiliates and in respect of guarantees under the 8.5% Senior Secured Notes due 2015 issued by Affiliates of Parent;

(iv)      modify or amend in any material respect, or terminate, any of the Material Assumed Contracts, or waive, release or assign any material rights or claims, except in the Ordinary Course of Business;

(v)       fail to maintain all existing insurance coverage relating to the Purchased Assets (however, in the event any such coverage shall be terminated or lapse, to the extent available at reasonable cost, Seller may procure substantially similar substitute insurance policies which in all material respects are in at least such amounts and against such risks as are currently covered by such policies);

(vi)      award or increase any bonuses, salaries, or other compensation, except in the Ordinary Course of Business, to any Property Employee, or enter into any employment, severance or similar Contract with any Property Employee;

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(vii)     enter into any Contract to be assumed by Buyer under this Agreement which (A) expires later than the Closing Date (unless such Contract is terminable after the Closing Date, without the payment of any consideration for early termination, at Buyer’s sole discretion); (B) involves aggregate consideration during the remaining term thereof in excess of $25,000 per month; or (C) is between Seller and any Affiliate of Seller; provided, however, that Seller may enter into the following Contracts without any consent from Buyer: (1) any reservations, advance booking contracts, room allocation agreements and banquet facility and service agreements entered into in accordance with Section 7.12(a) and at market rates in the Ordinary Course of Business; (2) any purchase order in the Ordinary Course of Business; and (3) any collective bargaining agreement or memoranda of understanding with the parties set forth in Section 5.10 of the Seller Disclosure Letter;

(viii)    transfer any Personal Property from the Property to any other location of Parent, except in the Ordinary Course of Business;

(ix)      fail to maintain the Property in its current repair and condition in all material respects, ordinary wear and tear excepted;

(x)       modify or rescind any of the material transferable Seller Permits to be transferred to Buyer at the Closing except in the Ordinary Course of Business, or fail to use good faith efforts to obtain any renewal or extension, as may be required by Law, of any material Seller Permits in the Ordinary Course of Business;

(xi)      allow any Hazardous Materials to be Released at, in, on or under the Property, except (i) for such quantities or types of Hazardous Materials that are reasonably required for the operation of the Property and in compliance with Environmental Law or (ii) as would not reasonably be expected to have a Property Material Adverse Effect;

(xii)     except as otherwise expressly permitted or required by this Agreement, enter into any transactions with any Affiliate of Seller that is not entered into in the Ordinary Course of Business and consistent with past practice; or

(xiii)    enter into a Contract to do any of the foregoing prohibited by this Section 7.1(a), or to authorize or announce an intention to do any of the foregoing prohibited by this Section 7.1(a).

(b)       It is agreed and understood that if Buyer does not grant or deny consent to a proposed action within five (5) Business Days of its receipt of a written request by Seller to take such action, Buyer shall be deemed to have consented to the taking of such action by Seller notwithstanding any other provision of Section 7.1(a) hereof.

(c)       Notwithstanding anything herein to the contrary (including the restrictions set forth in Section 7.1(a) hereof), nothing herein shall preclude Seller from taking any action that is required by Law or any Governmental Entity in order to consummate the transactions contemplated hereby.

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Section 7.2	Cooperation; Notice; Cure

Subject to compliance with applicable Law (including antitrust Laws and Gaming Laws), from the date hereof until the earlier of the termination of this Agreement or the Closing, Seller and Buyer shall confer on a regular and frequent basis with one or more Representatives of the other party to report on the general status of ongoing operations of the Property. Seller, Buyer and their respective Affiliates shall promptly notify each other in writing of, and will use commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of Seller or of Buyer under this Agreement to be breached in any material respect or that renders or will render untrue in any material respect any representation or warranty of Seller or of Buyer contained in this Agreement. Nothing contained in Section 7.1 hereof shall prevent Seller from giving such notice, using such efforts or taking any action to cure or curing any such event, transaction or circumstance. No notice given pursuant to this Section 7.2 shall have any effect on the representations or warranties, or the covenants or agreements contained in this Agreement other than this Section 7.2 for purposes of determining satisfaction of any condition contained herein.

Section 7.3	No Solicitation

Subject to obligations imposed by applicable Law, prior to the earlier of the Closing and the termination of this Agreement in accordance with Section 9.1, Seller and Parent shall not and shall cause their Affiliates not to, directly or indirectly, through any of their Representatives (i) provide to any Person any confidential information concerning the Property in furtherance of an Acquisition Proposal, (ii) solicit or initiate or facilitate any Acquisition Proposal, (iii) enter into any agreement with respect to an Acquisition Proposal or (iv) engage in negotiations with any person (or group of persons) other than Buyer or its respective Affiliates in furtherance of an Acquisition Proposal; provided, however, notwithstanding the foregoing or anything to the contrary, nothing in this Agreement is intended to prohibit or restrict any action by Parent or its Affiliates or Representatives with respect to any Excluded Matter (including, without limitation, furnishing any information in furtherance of, entering into and participating in discussions or negotiations with respect to, recommending, otherwise seeking to facilitate or implement, or entering into a definitive agreement providing for, a transaction relating to any Excluded Matter). As used herein, “Excluded Matter” means (A) any issuance or sale of securities of Parent, (B) a merger, consolidation, share exchange, business combination or similar transaction involving Parent (provided, however, that any Excluded Matter shall not require Parent or Seller to not fully perform their obligations, or to breach any of their obligations, in each case as required under this Agreement), or (C) any sale or other disposition of any asset or property of Parent or its Affiliates other than the Property.

Section 7.4      Maintenance of Assets; Budgeted Capital Expenditures; Ownership of Purchased Assets

(a)       Subject to Section 7.24, During the period from the date hereof until the Closing, Seller agrees to maintain the Purchased Assets in the Ordinary Course of Business and consistent

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with past practice, ordinary wear and tear excepted, and to make the budgeted capital expenditures set forth in Section 7.4 of the Seller Disclosure Letter (the “CapEx Schedule”) within the time periods and the amounts indicated thereon. At the Closing, the sum of specified amounts of any budgeted capital expenditures set forth on the CapEx Schedule which have not been paid for prior to the Closing Date shall be deducted from the Base Purchase Price as a purchase price adjustment, as set forth in Section 2.1 hereof (such amounts, in the aggregate, the “CapEx Purchase Price Adjustment”).

(b)       To the extent that Parent or its subsidiaries (other than Seller) hold any right, title and interest in, to and under the Purchased Assets, Seller will acquire all such right, title and interest prior to the Closing and will convey such right, title and interest to Buyer at the Closing.

Section 7.5	Employee Matters

(a)       Between the date hereof and the Closing Date, Buyer shall make offers of employment, effective as of the Closing Date, to all Property Employees, excluding any Property Employees on leave from employment or on short or long term disability leave each of whom is separately identified on Section 7.5(a) of the Seller Disclosure Letter (the “Excluded Employees”), which schedule shall be updated not earlier than ten (10) Business Days prior to the Closing Date); provided that Buyer shall make offers of employment to the Excluded Employees if such Excluded Employees return to work at the Property within one (1) year of the Closing Date (with such offers to Nonrepresented Employees being on terms and conditions of employment comparable to the terms and conditions of employment as those provided to similarly situated employees of Buyer and its Affiliates immediately prior to the Closing Date, and with such offers to Represented Employees being on terms and conditions of employment identical to the terms and conditions of employment under the Collective Bargaining Agreements in effect as of the Closing Date), other than the Property Employees that are set forth on Section 7.5(a) of the Seller Disclosure Letter. The Property Employees who accept Buyer’s offers of employment shall commence employment with Buyer effective as of the Closing Date (or such later date that any Excluded Employee commences employment in accordance with this Section 7.5(a)) and are herein collectively referred to as the “Transferred Employees.” Property Employees who (i) are not Transferred Employees, whether or not offered employment by Buyer, or (ii) are listed on Section 7.5(a)(ii) of the Seller Disclosure Letter are herein referred to as “Retained Employees.” Subject to Section 7.5(f), nothing herein shall restrict Buyer from terminating the employment, for any reason, of any Transferred Employee following the Closing Date.

(b)       Subject to the terms of the Collective Bargaining Agreements and subject to Section 7.5(f), for a period of at least one (1) year immediately following the Closing Date, Buyer shall provide benefits to each Transferred Employee who remains employed by Buyer during such period that are comparable to those provided to similarly situated employees of Buyer and its Affiliates.

(c)       With respect to any employee or employee benefit plan, program or arrangement maintained by Buyer (including any severance plan), for all purposes of determining eligibility to

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participate and vesting but not for purposes of benefit accrual, a Transferred Employee’s service with Seller shall be treated as service with Buyer; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(d)       Buyer shall waive, or cause to be waived, to the extent permitted by Buyer’s benefit plan, any pre-existing condition limitation under any welfare benefit plan maintained by Buyer or any of its Affiliates in which Transferred Employees (and their eligible dependents) will be eligible to participate from and after the Closing, except to the extent such pre-existing condition limitation would have been applicable under the comparable Seller welfare benefit plan immediately prior to the Closing. Buyer shall recognize the dollar amount of all expenses incurred by each Transferred Employee (and his or her eligible dependents) during the calendar year in which the Closing occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Closing, to the extent such deductibles and co-payments credits are permitted by Buyer’s benefit plans.

(e)       Prior to the Closing Date, Seller shall take all necessary actions to provide that the Transferred Employees shall be fully vested in their accrued benefits under the Seller’s 401(k) Plan.

(f)        Notwithstanding Section 7.5(a) herein, Buyer shall extend offers of employment to a sufficient number of Property Employees so as not to effectuate a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act, affecting in whole or in part any site of employment, facility or operating unit with respect to the Property or any Property Employee of Seller. Buyer also shall not, at any time during the ninety (90) days following the Closing Date, effectuate a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act, for a sufficient number of employees of Buyer, which, if aggregated with any such conduct on the part of Seller with respect to the Property on or prior to the Closing Date, would trigger the WARN Act,provided, however, that nothing in this Section 7.5(f) shall restrict Buyer from terminating the employment of any number of employees from and after the Closing Date. In the event that Buyer terminates a sufficient number of employees to effect a “plant closing” or “mass layoff” within the first ninety (90) days following the Closing Date, Buyer shall indemnify Seller and hold Seller harmless for and against any WARN-related liabilities that may arise as a result of the actions of Buyer from or after the Closing Date. Seller shall notify Buyer of any layoffs of Property Employees during the ninety (90) day period immediately prior to the Closing Date. Buyer agrees that from and after the Closing Date, Buyer shall be responsible for any notification required under the WARN Act with respect to the Transferred Employees.

(g)       At or prior to the Closing, Seller will provide Buyer with a list of Property Employees who were involuntarily terminated during the ninety (90) day period immediately prior to the Closing Date, together with the date and (subject to limitations on disclosure under applicable law) reason (in reasonable detail) for each such termination.

(h)       Upon the Closing, Buyer shall assume all Liabilities and obligations under, and be bound by, the Collective Bargaining Agreement in effect as of the date hereof.

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(i)        Nothing in this Section 7.5 shall create any third party beneficiary right in any Person other than the parties to this Agreement, including any current or former employee or Transferred Employee, any participant in any Seller Benefit Plan, or any dependent or beneficiary thereof, or any right to continued employment with Seller, the Property, Buyer or any of their respective Affiliates. Nothing in this Section 7.5 shall constitute an amendment to any Seller Benefit Plan or any other plan or arrangement covering employees or Transferred Employees. Seller and Buyer shall each cooperate with each other and shall provide each other such documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 7.5.

Section 7.6	Access to Information and the Property

(a)       Upon reasonable notice, and subject to the Transitional Services Agreement and to applicable Law (including antitrust Laws and Gaming Laws), Seller and Parent shall afford Buyer’s Representatives reasonable access, during normal business hours during the period from the date hereof until the earlier of the termination of this Agreement pursuant to Section 9.1 hereof or the Closing, to the Property and to all personnel, premises, books and records and Contracts related to the operation of the business at the Property, expressly excluding, however, (A) the Excluded Assets, (B) the Excluded Liabilities, (C) the Other Assets, (D) the Other Property, and (E) any items relating to the litigation referred to in the form of Litigation Settlement and Release Documents (the “Existing Litigation”) ((A) through (E) collectively, the “Excepted Items”), and, during such period, Seller shall furnish promptly to Buyer all material information concerning the operation of the business located at the Property and concerning the Property Employees (other than Excepted Items) as Buyer may reasonably request (collectively, the “Inspection”); provided, however, that (i) Buyer shall provide Seller with at least twenty-four (24) hours prior notice of any Inspection; (ii) if Seller so requests, Buyer’s Representatives shall be accompanied by a Representative of Seller; (iii) Buyer shall not initiate contact with employees or other representatives of Seller, other than individuals designated by Seller, without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed; (iv) Buyer’s Representatives shall not be entitled to perform any physical testing of any nature with respect to any portion of the Property without Seller’s prior written consent, which consent may be withheld if in the reasonable judgment of Seller’s Representatives such testing would unreasonably interfere with the operation and support of the business located at the Property; (v) Buyer shall not unreasonably interfere with the operation and support of the business located at the Property; (vi) Buyer shall, at its sole cost and expense, promptly repair any damage to the Property or any other property arising from or caused by such Inspection, and shall reimburse Seller for any loss arising from or caused by any Inspection, and restore the Property or such other third party property to substantially the same condition as existed prior to such Inspection, and shall indemnify, defend and hold harmless Seller and its Affiliates from and against any personal injury or property damage claims, liabilities, judgments or expenses (including reasonable attorneys’ fees) incurred by any of them arising or resulting therefrom; (vii) Seller and Parent shall not be required to provide access to any materials if the same could jeopardize an attorney-client or other applicable privilege in favor of Seller or its Affiliates; and (viii) in no event shall the results of any such Inspection or Buyer’s satisfaction therewith be a condition to Buyer’s obligations hereunder, it being the intent of Buyer to purchase the Property on an “As Is,

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Where Is” basis as set forth in Section 11.1 hereof. Buyer will hold and cause its Representatives to hold all such information furnished to it by or on behalf of Seller in confidence in accordance with the confidentiality agreement dated December 21, 2007 between Parent and Coastal Development, LLC (the “Confidentiality Agreement”). The Confidentiality Agreement shall survive the Closing and continue in full force and effect thereafter. Notwithstanding anything to the contrary, Buyer and Seller agree that in the event any proprietary information or knowledge relating to an Excepted Item is obtained, revealed or otherwise made known to Buyer, Buyer shall not reveal, disclose, employ or otherwise use any such proprietary information and will hold such information in confidence in accordance with the Confidentiality Agreement. Solely for purposes of this Section 7.6(a), “Representatives” of Buyer shall be deemed to include Buyer’s potential debt or equity financing sources and their directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants).

(b)       No information or knowledge obtained in any investigation pursuant to Section 7.6(a) shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated herein.

(c)       Following the Closing, at Seller’s reasonable request, Buyer will cause its employees to prepare the books and records and financial statements required by Seller or its Affiliates (and which are not otherwise the responsibility of Buyer under this Agreement, including with respect to Buyer’s obligations under Section 2.5 hereof) in connection with any filing with a Governmental Entity (including Tax Returns which are prepared by Property Employees as of the Closing Date, and filings under the Exchange Act and other applicable securities laws) in respect of the period prior to the Closing Date, as promptly as practicable and in any event no later than ten (10) days in advance of any applicable deadlines and/or required filing dates. Seller will reimburse Buyer for the cost of having such employees prepare any of the foregoing financial statements requested by Seller pursuant to this Section 7.6(c) if Buyer would not otherwise prepare such financial statements.

(d)       Following the Closing and subject to applicable Law, upon Buyer’s reasonable request, Seller shall provide Buyer with copies of documents of Seller and its Affiliates which Buyer in good faith determines it is reasonably likely to need access to in connection with any claim or the defense (or any counterclaim, cross-claim or similar claim in connection therewith) of any claim, suit, action, proceeding or investigation by or against Buyer or any of its Affiliates, in each case, to the extent related to the Purchased Assets or Assumed Liabilities.

Section 7.7	Governmental Approvals

(a)       Buyer, Seller and their respective Affiliates shall cooperate with each other and use their commercially reasonable efforts to (i) as promptly as practicable, take, or cause to be taken, all appropriate action, and do or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions governed by this Agreement as promptly as practicable, (ii) obtain from Governmental Entities all

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consents, licenses, permits, waivers, approvals, authorizations or orders, including Buyer’s Gaming Approvals, required (A) to be obtained or made by Seller or Buyer or any of their respective Affiliates or any of their respective Representatives and (B) to avoid any action or proceeding by any Governmental Entity (including those in connection with the HSR Act and antitrust and competition Laws of any other applicable jurisdiction), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions governed herein, (iii) obtain the consent of the State of New Jersey as landlord to the assignment of the Marina Lease to Buyer, and (iv) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, as required under (1) any applicable federal or state securities Laws, (2) the HSR Act and antitrust and competition Laws of any other applicable jurisdiction, (3) Gaming Laws and (4) any other applicable Law (collectively, the “Governmental Approvals”), and to comply with the terms and conditions of all such Governmental Approvals. Except for filings with respect to the HSR Act and antitrust and competition Laws of any other applicable jurisdiction, which filings shall be made by the parties hereto and their respective Representatives and Affiliates within thirty (30) days after the date of this Agreement, Buyer, Buyer Affiliate and their respective Representatives and Affiliates shall file or cause to be filed, as soon as reasonably practicable, but in any event within forty five (45) days after the date of this Agreement, (x) all required initial applications and documents in connection with obtaining the Governmental Approvals (including under applicable Gaming Laws) with respect to Initial Qualifiers (and Buyer hereby represents and warrants to Seller that Section 7.7 of the Buyer Disclosure Letter sets forth a true and complete list of the Initial Qualifiers) and (y) the initial petition for interim casino authorization. Buyer, Buyer Affiliate and their respective Representatives and Affiliates shall file or cause to be filed, within ten (10) Business Days after execution of the Commitment Letters, a Petition with the Casino Control Commission for Declaratory Relief (the “Petition for Declaratory Relief”) seeking determinations of the qualification status of each of them and of the filings required as to each of them necessary for a completed application for Interim Casino Authorization. Buyer and Buyer Affiliate shall file or cause to be filed, as soon as reasonably practicable, but in any event within thirty (30) days after a financial source becomes party to a Commitment Letter, all applications for qualification and documents in connection with obtaining the Governmental Approvals (including under applicable Gaming Laws) for such financial source and its Affiliates and any related individual qualifiers. Applications for qualifiers who, at the discretion of the Casino Control Commission, are requested to file an application shall be filed or caused to be filed by Buyer and Buyer Affiliate within thirty (30) days of such request. Notwithstanding anything to the contrary, Buyer and Buyer Affiliate shall file or cause to be filed, as soon as reasonably practicable, but in any event within one hundred and seventy (170) days after the date of this Agreement, a completed application for Interim Casino Authorization and all applications for qualification and documents in connection with obtaining the Governmental Approvals (including under applicable Gaming Laws) for each and every financial source and individual qualifier, and such additional materials and information as shall be necessary for the applicable Governmental Entities to deem all such applications and filings complete. With respect to all filings, the parties hereto and their respective Representatives and Affiliates shall act diligently and promptly to pursue the Governmental Approvals, including filing such additional applications and documents as may be required, and shall cooperate with each other in connection with the making of all filings referenced in the preceding sentences, including providing copies of all such documents to the non-filing party and its advisors prior to filing and,

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if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Buyer and Seller shall use their respective commercially reasonable efforts to schedule and attend any hearings or meetings with Governmental Entities to obtain the Governmental Approvals as promptly as possible. Buyer and Seller shall have the right to review in advance and, to the extent practicable, each will consult the other parties hereto on, in each case, subject to applicable Laws relating to the exchange of information (including antitrust laws and any Gaming Laws), all the information relating to Buyer or Seller, as the case may be, and any of their respective Affiliates or Representatives which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions governed by this Agreement. Without limiting the foregoing, but in any event subject to applicable Law, Buyer, Buyer Affiliate and their respective Representatives and Affiliates shall promptly provide Seller with copies of all correspondence to and from all Governmental Entities with respect to the aforesaid Petition for Declaratory Relief and copies of all petitions filed with the Casino Control Commission, including the Petition for Declaratory Relief, and Buyer and Seller will notify the other party hereto promptly of the receipt of comments or requests from Governmental Entities relating to Governmental Approvals, and will supply the other party with copies of all correspondence between the notifying party or any of its Representatives and Governmental Entities with respect to Governmental Approvals. Notwithstanding anything in this Section 7.7(a) to the contrary, no party shall be required hereunder to furnish to the other party hereto any non-public financial information, proprietary information, personal information or other confidential information regarding the officers, directors, employees, partners, shareholders of it or any of its affiliates if such information is submitted on a confidential basis to any Government Entity or members of their respective staffs, whether contained in the applicable disclosure forms, business entity forms or otherwise.

(b)       Notwithstanding anything to the contrary herein, nothing in this Section 7.7 shall require Buyer or Seller to pay any amounts (other than required filing fees) or make any material economic concession to obtain the consent of the State of New Jersey as landlord to the assignment of the Marina Lease to Buyer (other than Buyer posting a letter of credit in respect of the Marina Lease in amounts and on terms consistent with the existing requirements).

(c)       Without limiting Section 7.7(a) hereof, Buyer and Seller shall each use its commercially reasonable efforts to (i) avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, including defending through litigation on the merits any claim asserted in any court by any Person, and (ii) avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Closing so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), including implementing, contesting or resisting any litigation before any court or quasi-judicial administrative tribunal seeking to restrain or enjoin the Closing. Without limiting the foregoing, Buyer agrees to use its commercially reasonable efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any antitrust or competition Laws or Gaming Laws that may be asserted by any Governmental Entity, so as to enable the parties to close the transactions contemplated by this Agreement as expeditiously as possible, including effecting or committing to effect (by consent decree, hold separate orders, trust or otherwise) the sale, license or other disposition of such of its assets, rights or businesses as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any decree, order, judgment,

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injunction, temporary restraining order or other order in any suit or preceding, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement.

(d)       Buyer and Seller shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions governed by this Agreement which causes such party to reasonably believe that there is a reasonable likelihood that such consent or approval from such Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed. Buyer and Seller shall use their commercially reasonable efforts to take, or cause to be taken, all actions reasonably necessary to (i) defend any lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions governed by this Agreement, (ii) seek to prevent the entry by any Governmental Entity of any decree, injunction or other order challenging this Agreement or the consummation of the transactions governed by this Agreement, and (iii) appeal as promptly as possible any such decree, injunction or other order and to seek to have any such decree, injunction or other order vacated or reversed.

(e)       From the date of this Agreement until the Closing, each party shall promptly notify the other party hereto in writing of any pending or, to the knowledge of Buyer or Seller, as appropriate, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the Closing or any of other transaction governed by this Agreement or (ii) seeking to restrain or prohibit the consummation of the Closing.

(f)        Without limiting Section 7.7(a) hereof, Buyer, Buyer Affiliate and their respective Representatives and Affiliates shall file, or cause to be filed, with the New Jersey Casino Control Commission (the “Casino Control Commission”), as soon as reasonably practicable, (A) and in any event within forty five (45) days after the date of this Agreement a correct and complete application for licensure or qualification that complies with applicable Gaming Laws, for all of the Initial Qualifiers, and (B) and in any event no later than thirty (30) days after Buyer has received executed Commitment Letters, a correct and complete application for licensure or qualification that complies with applicable Gaming Laws, for each financial source and its Affiliates and any related individual qualifiers that require approvals under applicable Gaming Laws. If Buyer determines or is otherwise made aware that any other Person must obtain Gaming Approval in order to consummate the transactions contemplated by this Agreement, as promptly as reasonably practicable (and in any event within five (5) Business Days) Buyer shall provide notice thereof to Seller (after which time such Person shall be considered a Required Licensee) and as promptly as reasonably practicable (and in any event within thirty (30) days), Buyer shall cause such Person to file with the Casino Control Commission a correct and complete application for licensure or qualification that complies with applicable Gaming Laws. Buyer shall use its commercially reasonable efforts to promptly comply (and cause each such Person making an application to comply) with any request of the Casino Control Commission related to any such applications and to obtain approval of the Casino Control Commission for all such applications as promptly as reasonably practicable and to avoid or eliminate each and every impediment under any Law that may be asserted by the Casino Control Commission with respect to the Closing so as to enable the Closing to occur as soon as reasonably practicable (and in any

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event no later than the Outside Date). Buyer shall keep Seller informed on a reasonably current basis and in reasonable detail of the status of all such applications.

Section 7.8	Publicity

Subject to Section 7.27, Seller and Buyer shall agree on the form and content of the initial press release regarding the transactions contemplated hereby and thereafter shall consult with each other before issuing, provide each other the opportunity to review and comment upon and use commercially reasonable efforts to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby. Seller, Buyer and their respective Affiliates shall not issue any such press release or make any such public statement prior to such consultation and prior to considering in good faith any such comments, except as may be required by applicable Law (including the Securities Act, the Exchange Act and any Gaming Laws) or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. Notwithstanding anything to the contrary herein, Buyer and Seller or their respective Affiliates may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Buyer and Seller and do not reveal non-public information relating to the other party.

Section 7.9	Further Assurances and Actions

(a)       Subject to the terms and conditions herein (including, without limitation Section 1.6 hereof), each party hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using their respective commercially reasonable efforts (i) to obtain all Seller Permits and Buyer Permits, as applicable and consents of parties to Contracts as are necessary for consummation of the transactions contemplated by this Agreement, and (ii) to fulfill all conditions precedent applicable to such party pursuant to this Agreement; provided, however, that such efforts shall not require Seller or any of its Affiliates to remain secondarily or contingently liable for any Assumed Liability to obtain any such consent; provided further, however, that neither Buyer nor Seller shall be required to make any payments to any counterparty to Material Assumed Contracts, and Buyer shall not be required to agree to modifications of the terms of any Material Assumed Contracts in order to obtain such consents (other than Buyer posting a letter of credit or a cash deposit in respect of the Marina Lease in amounts and on terms consistent with the existing requirements).

(b)       In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement or to vest Buyer with title to the Purchased Assets (or to record or evidence the same) or to cause Buyer to further confirm its assumption of all Assumed Liabilities, in each case, as contemplated by this Agreement, the proper officers and/or directors of Buyer and Seller and their respective Affiliates shall take all action reasonably necessary (including executing and delivering further notices, assumptions, assignments and releases) to

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effect the same; provided that if such action is necessary due to events or circumstances particular to Buyer, Buyer shall bear the full cost of such action.

Section 7.10	Taxes; HSR Filing Fee; Bulk Sales

(a)       All transfer, documentary, sales, use, stamp, registration and other such Taxes (including all applicable real estate transfer, mansion or gains Taxes) and related fees (including any penalties, interest and additions to Tax) incurred with respect to the transfer of the Purchased Assets pursuant to this Agreement (collectively, the “Transfer Taxes”) shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer. Seller shall indemnify, defend, and hold harmless Buyer and its Affiliates with respect to Seller’s share of such Transfer Taxes, and Buyer shall indemnify, defend, and hold harmless Seller and its Affiliates with respect to Buyer’s share of such Transfer Taxes. Seller shall prepare, file and pay, in a timely manner and subject to Buyer’s reasonable approval (which approval shall not be withheld or delayed unreasonably), any Tax Returns required in respect of Transfer Taxes. Seller shall make such Tax Returns available for Buyer’s review no later than fifteen (15) days prior to the due date for filing such Tax Return.

(b)       The filing fees pursuant to the pre-merger notifications under the HSR Act shall be borne by Buyer.

(c)       With respect to the sale of the Purchased Assets contemplated by this Agreement, Buyer and Seller hereby waive compliance by the other with the provisions of the bulk sales laws of any jurisdiction. Seller shall indemnify and hold harmless Buyer and its Affiliates from and against any and all losses resulting from or arising out of any noncompliance by Buyer or Seller with such bulk sales laws.

(d)       Tax Returns. Seller shall deliver to Buyer copies of all Tax Returns (including supporting schedules) for sales and use Taxes, payroll Taxes, property Taxes and casino gross revenue Taxes, in each case relating to the Purchased Assets, for all open years.

Section 7.11	Accounts Receivable

Buyer agrees that after the Closing Date, Seller shall have the right and authority to collect for its own account or the account of its Affiliates all Accounts Receivables which are retained by Seller, including any Accounts Receivable that arose prior to the Closing Date but that are not reflected on Seller’s Books and Records or Detailed Balance Sheet. Buyer agrees that it will promptly transfer and deliver to Seller any cash or other property which Buyer may receive in respect of such Accounts Receivables.

Section 7.12	Reservations; Chips; Front Money; Guests

(a)       Reservations. Buyer will honor the terms and rates of all pre-Closing reservations (in accordance with their terms) at the Property by guests or customers, including advance

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reservation cash deposits, for rooms or services confirmed by Seller for dates through the Closing Date. Seller may continue to accept reservations for dates no later than the Closing Date in the Ordinary Course of Business of the business located at the Property, provided, that Seller may accept reservations for dates later than the Closing Date if such reservations are made subject to the terms and conditions of sale that include the language substantially to the effect as set forth on Exhibit H (which language shall not be otherwise substantively modified or qualified, or the meaning thereof otherwise substantively changed, by any of the terms and conditions applicable to such reservation); provided, further, that Seller may enter into advanced booking contracts after the date hereof and pertaining to dates after the Closing Date using an agreement that contains the language substantially to the effect as set forth on Exhibit H (which language shall not be otherwise substantively modified or qualified, or the meaning thereof otherwise substantively changed, by any of the terms and conditions applicable to such advance booking contract). Buyer recognizes that such reservations may include discounts or other benefits, including benefits extended under the Trump One Card or any other frequent player or casino awards programs, group discounts, other discounts or requirements that food, beverage or other benefits be delivered by Buyer to the guest(s) holding such reservations, provided that all such discounts or other benefits shall be provided in the Ordinary Course of Business of operating and supporting the business located at the Property. Buyer will honor all room allocation agreements and banquet facility and service agreements which have been granted to groups, persons or other customers that (i) have been entered into as of the date hereof, or (ii) are entered into in the Ordinary Course of Business of operating and supporting the business located at the Property, at the rates and terms provided in such agreements; provided, however, that any such room allocation agreements and banquet facility and service agreements entered into after the date hereof and pertaining to dates after the Closing Date shall be made using an agreement that contains the language substantially to the effect as set forth on Exhibit H (which language shall not be otherwise substantively modified or qualified, or the meaning thereof otherwise substantively changed, by any of the terms and conditions applicable to such agreement). Buyer agrees that Seller cannot make any representation or warranty that any party holding a reservation or agreement for rooms, facilities or services will utilize such reservation or honor such agreement. Buyer, by the execution hereof, solely assumes the risk of non-utilization of reservations and non-performance of such agreements from and after the Closing. Seller agrees that it will update the terms and conditions of its reservations and other booking agreements to include its overbooking policy, set forth in reasonable detail, no later than the time that comparable terms and conditions relating to Parent’s Other Property are updated to include Parent’s overbooking policy. Notwithstanding anything herein to the contrary, Seller and Parent agree to use their commercially reasonable efforts to relocate any advance booking contract, room allocation agreements and banquet facility and service agreements and room or other reservation, in each case for time periods after the Transfer Time, to Parent’s Other Property upon Buyer’s request. Notwithstanding anything herein to the contrary, Buyer agrees that in the event that any potential customer of the business located at the Property refuses to accept the language substantially to the effect as set forth on Exhibit H (as otherwise required pursuant to this Section 7.12(a)) for a reservation, advance booking contract, room allocation agreements, banquet facility and service agreements or other agreement for usage of the Property, in each case pertaining to dates after the Closing Date, Seller shall be permitted to relocate such customer to Parent’s Other Property and same will not constitute a violation of Section 7.1.

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(b)       Redemption and Destruction of Chips and Tokens. Pursuant to applicable Gaming Laws, Seller shall, at least thirty (30) days prior to the Closing, submit for approval of the Casino Control Commission a plan for the redemption and destruction of all gaming chips and tokens used at the Property. After such plan is approved by the Casino Control Commission, Buyer shall redeem for cash all of Seller’s gaming chips and tokens issued prior to the Closing at the Property for a period of not less than one hundred twenty (120) days. Following the Closing, except in connection with the redemption and destruction of Seller’s gaming chips and tokens described in such plan, Buyer shall cease to issue or use (and Buyer shall not reissue or reuse) any of Seller’s gaming chips or tokens. After the Closing, Buyer shall be solely responsible and liable for compliance with applicable Gaming Laws and regulations of Gaming Authorities with respect to operation and support of the business located at the Property, including any obligation to destroy such gaming chips and tokens.

(c)       Front Money. Effective as of the Transfer Time, Representatives of each of Buyer and Seller shall take inventory of all Front Money and identify what Persons are entitled to what portions of such Front Money. All such Front Money shall be retained in the Property cage and listed in an inventory prepared and signed jointly by Representatives of Buyer and Seller no later than the Transfer Time. From and after the Transfer Time, Buyer shall distribute Front Money only to the Persons and only in the amounts as determined pursuant to this Section 7.12(c). Pursuant to Article X hereof, Seller shall be responsible for and indemnify Buyer against claims of alleged missing Front Money not contained on the inventory, and Buyer shall be responsible for and indemnify Seller against claims of alleged missing Front Money listed on the inventory.

(d)       Guests’ Baggage. Effective as of the Transfer Time, Representatives of each of Seller and Buyer shall take inventory of: (i) all baggage, suitcases, luggage, valises and trunks of hotel guests checked or left in the care of Seller at the Property; (ii) all luggage or other property of guests retained by Seller as security for unpaid Accounts Receivable; and (iii) the contents of the baggage storage room; provided, however, that no such baggage, suitcases, luggage, valises or trunks shall be opened. Except for the property referred to in (ii) above with respect to Accounts Receivable to be retained by Seller, which shall be removed from the Property by Seller or its Affiliates pursuant to the terms of Section 1.5(b) hereof, all such baggage and other items shall be sealed in a manner to be agreed upon by the parties and listed in an inventory prepared and signed jointly by said Representatives of Seller and Buyer as of the Closing Date (the “List of Inventoried Baggage”). Said baggage and other items shall be stored as Buyer shall choose. Pursuant to Article X hereof, Seller shall be responsible for and indemnify Buyer against claims of alleged missing baggage not contained on the List of Inventoried Baggage, and Buyer shall be responsible for and indemnify Seller against claims of alleged missing baggage listed on the List of Inventoried Baggage.

(e)       Guests’ Safe Deposit Boxes. Not later than thirty (30) days prior to the anticipated Closing Date, Seller shall use commercially reasonable efforts to send a notice by certified mail to the last known address of each Person who has stored personal property in safe deposit boxes located at the Property, advising them that they must make arrangements with Buyer to continue use of their safe deposit box and that if they should fail to do so within fifteen (15) days after the date such notice is sent, the box will be opened in the presence of a Representative of Seller, a Representative of Buyer, a representative of the applicable Gaming

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Authority or its representative (if required by applicable Law) and a Notary Public (if required by applicable Law, who may also be a Representative of Buyer or Seller); and the contents of such box will be sealed in a package by the Notary Public, who shall write on the outside the name of the Person who rented the safe deposit box and the date of the opening of the box in the presence of the Representatives of the Seller and Buyer, respectively. Any costs incurred in connection with restoring locks of such boxes that are opened pursuant to the preceding sentence shall be borne by Seller. The Notary Public and the Representatives of each of the Seller and Buyer shall then execute a certificate reciting the name of the Person who rented the safe deposit box, the date of the opening of the box and a list of its contents. The certificate shall be placed in the package and a copy of it sent by certified mail to the last known address of the person who rented the safe deposit box. The package will then be placed in a vault arranged by Buyer. Pursuant to Article X hereof, Seller shall be responsible for and indemnify Buyer against claims of alleged missing items not contained on the certificate, and Buyer shall be responsible for and indemnify Seller against claims of alleged missing items listed on the certificate.

(f)        Inventoried Automobiles. Effective as of the Transfer Time, Representatives of Buyer and Seller shall take inventory of all motor vehicles that were valet checked and placed in the care of Seller by: (i) marking all such motor vehicles with a sticker or tape, (ii) preparing an inventory of such motor vehicles (“Inventoried Vehicles”) indicating the check number applicable thereto, and (iii) transferring control of the Inventoried Vehicles to an authorized Representative of Buyer and securing a receipt for such Inventoried Vehicles. Pursuant to Article X hereof, Seller shall be responsible for and indemnify Buyer against claims of alleged missing motor vehicles not contained on the list of Inventoried Vehicles, and Buyer shall be responsible for and indemnify Seller against claims of alleged missing motor vehicles listed on the List of Inventoried Vehicles.

Section 7.13	Insurance Policies

Following the Closing, Buyer shall have access to any insurance policies and worker compensation insurance policies of Seller or any of its Affiliates to the extent providing coverage for any claims or actions that occurred prior to the Closing Date with respect to any of the Purchased Assets or the Assumed Liabilities, including any claims or actions which are reported after the Closing Date, and Seller shall reasonably cooperate with Buyer to assist Buyer in submitting such claims and actions. Seller’s fire and casualty insurance and other insurance policies may be cancelled by Seller or any of its Affiliates as of or after the Closing Date, and any refunded premiums shall be retained by Seller. Buyer will be solely responsible for acquiring and placing its casualty insurance, business interruption insurance, liability insurance and other insurance policies for periods after the Closing.

Section 7.14	Certain Transactions

Prior to the Closing, Buyer, Buyer Affiliate, Seller and Parent shall not (and each shall use commercially reasonable efforts to cause its respective Affiliates not to) take, or agree to commit to take, any action that would or is reasonably likely to materially delay the receipt of, or materially impact the ability of a party to obtain, any Governmental Approval necessary for the consummation of the transactions contemplated by this Agreement.

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Section 7.15	Insurance; Casualty and Condemnation

(a)       Buyer will assume the risk of loss of the Property and the Purchased Assets upon the Closing, and risk of such loss shall remain with Seller at all times prior to the Closing, provided, that if, before the Closing, the Property is damaged by fire or other casualty, and such damage (i) does not result in a Property Material Adverse Effect or (ii) does not result in a Casualty Termination Event, then Seller shall either promptly repair or replace such damaged Property to the condition it was in immediately prior to such casualty, loss or damage. In the event it is not feasible to complete the repair or replacement prior to the Closing Date, the Closing shall proceed as scheduled and Seller shall, as promptly as possible after the Closing Date, either (i) repair or replace such damaged Property to the condition it was in immediately prior to such casualty, loss or damage or (ii) pay to Buyer all amounts necessary to fully repair or replace such damaged Property to the condition it was in immediately prior to such casualty, loss or damage.

(b)       In the event a condemnation proceeding or payment in lieu of condemnation occurs relative to any part of the Property prior to the Closing Date, and such proceeding does not result in a Casualty Termination Event, all payments relative to such condemnation shall be paid by Seller to Buyer at the Closing (the “Condemnation Amount”), or the Purchase Price shall be reduced by the Condemnation Amount.

(c)       In the event a casualty or condemnation occurs prior to the Closing Date that results in a Casualty Termination Event, Buyer shall have the option, by written notice to Seller and the Escrow Agent, to either (i) proceed with the Closing whereby the provisions of this Section 7.15 shall govern as if the casualty or condemnation did not result in a Casualty Termination Event, or (ii) terminate this Agreement whereby the Deposit shall be immediately refunded to Buyer and Buyer shall have no further liability or obligations hereunder; provided that the foregoing shall not relieve Buyer for liability for any breach of this Agreement by Buyer accruing prior to such termination of this Agreement.

Section 7.16	Certain Notifications

From the date of this Agreement until the earlier of the termination of this Agreement or the Closing, Seller, Buyer and their respective Affiliates shall promptly notify the other party hereto in writing upon obtaining knowledge of any fact, circumstance, event or action which will result in, or would reasonably be expected to result in, the failure of such party to timely satisfy any of the closing conditions specified in Article VIII hereof.

Section 7.17	Use of Customer Lists

Neither Buyer nor any of its Affiliates or Representatives shall use any customer lists acquired, or to which it may otherwise be given access hereunder, in any illegal manner, or to offer, solicit or promote any illegal, obscene or pornographic material or activity, or to allow such lists to be used for “spamming” or similar activities. It is agreed and understood that the sale of all or substantially all of the Property shall not be a violation of this Section 7.17.

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Section 7.18	No Control

Except as permitted by the terms of this Agreement, prior to the Closing, Buyer shall not directly or indirectly control, supervise, direct or interfere with, or attempt to control, supervise, direct or interfere with, the Property or the Purchased Assets. Until the Closing, the operations and affairs of the Property and the Purchased Assets are the sole responsibility of and under Seller’s complete control, except as provided for in this Agreement.

Section 7.19	Utilities

Prior to the Closing, Seller shall notify all utility companies servicing the Property of the anticipated change in ownership of the Property and request that all billings after the Closing be made to Buyer at such Property address. Buyer shall be responsible for paying, before the Closing, all deposits required by utility companies in order to continue service at the Property for periods after the Transfer Time and shall take any other action and make any other payments required to assure uninterrupted availability of utilities at the Property for all periods after Closing. Following Closing, all utility deposits made by Seller will be refunded directly to Seller by the utility company holding same.

Section 7.20	Parent Name

(a)       As soon as practicable following the Closing (but in any event within one hundred and twenty (120) days following the Closing), Buyer shall take all action necessary to (i) cause the name and logo of the business operating at the Property to be changed, in each case, so that the name or logo does not at any time thereafter contain the word “Trump”, and (ii) designate a new internet domain name for the business operating at the Property not containing the word “Trump”, to which Seller will automatically direct all hits to the domain name “www.trumpmarina.com” for a period ending not later than one hundred and twenty (120) days following the Closing.

(b)       As soon as practicable following the Closing (but in any event within one hundred and twenty (120) days following the Closing), Buyer shall take such action as is necessary to ensure that any exterior fixture or fitting or other asset visible from outside the business premises which contains the word “Trump” is changed, or covered up until such time as it is permanently changed. Buyer shall, within one hundred and twenty (120) days following the Closing, remove and destroy, cover or deliver to Seller, all exterior fixtures and fittings or other assets visible from outside the business premises which contains the word “Trump”; provided, that any covering over the word “Trump” by Buyer shall remain until such exterior fixture or fitting or other asset is either removed or delivered to Seller.

(c)       Within one hundred and twenty (120) days following the Closing, Buyer shall remove and destroy or deliver to Seller all inventory, uniforms, hotel room supplies, linen, china and other restaurant accessories, unused stationery and promotional material which contains the word “Trump”, it being understood that Buyer can use such inventory or supplies during such one hundred and twenty (120) day period.

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(d)       As soon as practicable following the Closing (but in any event within one hundred and twenty (120) days following the Closing), Buyer shall commence such action as is necessary to ensure that any interior fixture or fitting or other asset which contains the word “Trump” is changed, or covered up until such time as it is permanently changed. Within one hundred and twenty (120) days following the Closing, Buyer shall remove and destroy, cover or deliver to Seller, all interior fixtures or fittings on the premises of the Property, and such equipment or portion thereof, which contains the words “Trump”; provided, that any covering over the word “Trump” by Buyer shall remain until such interior fixture or fitting or other asset is either removed or delivered to Seller.

(e)       Promptly following such one hundred and twenty (120) day period, a responsible officer of Buyer shall certify to Seller that Buyer has complied with the provisions of this Section 7.20 in all material respects. After the Closing, Buyer shall not use (and shall cause each of its Affiliates not to use) the name “Trump” or any similar name or any logo incorporating such name or any similar name in any manner, including in connection with the sale of any products or services or otherwise in the conduct of its business.

(f)        Following the Closing, (i) Parent and its Subsidiaries shall not use any trademark, service mark, tradename, brand name, design or logo containing the word “Marina”, whether alone or in connection with other words or phrases, in any casino, hotel, marina, resort or other property venture located within a one hundred seventy five (175) mile radius from Atlantic City, New Jersey, and (ii) Buyer shall have the right to use any trademark, service mark, tradename, brand name, design or logo containing the word “Marina” in any capacity, including (x) as part of, or in connection with, the name of the Property and (y) whether alone or in connection with other words and phrases.

Section 7.21	Further Action

Seller covenants and agrees that if, following the Closing, any Purchased Asset is identified that was not transferred to Buyer or its designee pursuant to this Agreement, Seller shall, without further consideration, but subject in all cases to Section 1.6 hereof, promptly transfer or cause the transfer of such asset or property to Buyer or its designee, enter into such additional partial contract assignment agreements or otherwise provide Buyer or its designee (subject to appropriate transition arrangements) with the right to use such property, asset or contractual right in a manner and on terms substantially similar to how such property, asset or contractual right was so used or held for use in connection with the operation or support of the business located at the Property prior to the Closing

Section 7.22	Financing

Buyer shall use its commercially reasonable efforts to obtain, as promptly as practicable following the date of this Agreement, (a) financing reasonably sufficient to pay the Purchase Price and all fees and expenses necessary or related to the consummation of the transactions contemplated by this Agreement (the “Financing”) and (b) Commitment Letters for the Financing. Buyer shall, as promptly as reasonably practicable, deliver to Seller true, correct and complete copies of each executed Commitment Letter and of all other documents related to the Financing. Buyer shall pay, or cause its Affiliates to pay, in full when due any and all

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commitment fees or other fees in connection with the Commitment Letters and take such other actions necessary or appropriate to cause each Commitment Letter to constitute enforceable obligations of each party thereto. Buyer shall not permit any amendment or modification to be made to, or any waiver of any material provision of or remedy under, any of the Commitment Letters, unless such amendment, modification or waiver, as the case may be, shall have been expressly approved in writing by Seller. Buyer shall comply (and cause its Affiliates to comply) with its obligations under each Commitment Letter and Buyer shall use its commercially reasonable efforts to (a) maintain in effect each executed Commitment Letter, (b) as promptly as practicable negotiate definitive agreements with respect to the Commitment Letters on the terms and conditions contained in the Commitment Letters (or on terms not materially less favorable to the interests of Seller (including with respect to conditionality and timing), than the terms and conditions in the Commitment Letters), (c) satisfy all conditions applicable to it in the Commitment Letters and such definitive agreements, and (d) enforce all of its rights under the Commitment Letters and obtain and consummate the Financing as promptly as practicable (and in any event prior to the Outside Date). Buyer shall keep Seller informed on a reasonably current basis and in reasonable detail of the status of its efforts to obtain Commitment Letters and arrange the Financing. Without limiting the foregoing, Buyer shall notify Seller promptly, and in any event within two Business Days, if (A) any financing source that is a party to any Commitment Letter (x) notifies Buyer that such source no longer intends to provide financing to Buyer on the terms set forth therein or (y) breaches any of its material obligations under such Commitment Letter or (B) for any reason Buyer no longer believes in good faith that it will be able to obtain all of the Financing. Buyer shall not, and shall not permit any of its Affiliates to, take any action, or enter into any transaction, that could reasonably be expected to prevent the Financing. Buyer acknowledges and agrees that obtaining financing is not a condition to its obligation to consummate the Closing.

Section 7.23	Financial Statements

(a)       As soon as reasonably practicable, but in any event no later than twenty (20) days after each calendar month-end following the date hereof that occurs prior to the Closing Date, Seller shall deliver to Buyer a copy of the internal operating balance sheet and internal profit and loss statement of Seller relating to the business conducted at the Property (as such internal reports are prepared and delivered to management, including projections and forecasts).

(b)       As soon as reasonably practicable, but in any event no later than forty five (45) days after each quarterly period (other than the last quarterly period of a fiscal year) following the date hereof that concludes at least forty five (45) days prior to the Closing Date, Seller shall deliver to Buyer the following financial statements of Seller relating to the business conducted at the Property: the unaudited balance sheets as of the end of such quarterly period together with the related unaudited statement of operations and statement of cash flows for such quarterly period (collectively, the “Quarterly Financials”).

(c)       Seller shall prepare its audited financial statements relating to the business conducted at the Property for the fiscal year 2008 (together with all related notes and schedules thereto, and accompanied by a report of a nationally-recognized accounting firm thereon, the

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“Seller Audited 2008 Financials”) in accordance with Seller’s Ordinary Course of Business, and if such Seller Audited 2008 Financials become available prior to the Closing, Seller shall promptly deliver the Seller Audited 2008 Financials to Buyer, which in any event shall be within ninety (90) days after the end of Seller’s fiscal year 2008.

Section 7.24	Seller Cooperation with Buyer’s Financing Activities

(a)       During the period from the date hereof until the earlier of the Closing Date or termination of this Agreement, with respect to the Financing contemplated by this Agreement, Seller and Parent shall, and shall cause their respective Affiliates and each of their respective employees and officers, as applicable, to use commercially reasonable efforts to cooperate with Buyer, at Buyer’s expense, with respect to matters reasonably within Seller’s, Parent’s or their respective Affiliates’ control as shall be reasonable requested by Buyer in connection with Buyer’s efforts to obtain the Financing, including efforts relating to (i) coordinating with secured creditors in order to cause the release of liens in connection with the Closing, and providing access to management and to properties and assets for third party appraisals, (ii) participating in meetings, presentations, road shows, due diligence and drafting sessions and sessions with rating agencies and prospective investors (and directing members of senior management of Seller to participate in such meetings, presentations, roadshows and sessions and using commercially reasonable efforts to cause the present independent accountants of the business conducted at the Property to participate in such drafting sessions), (iii) assisting with the preparation of materials for rating agency presentations, offering documents, offering memoranda, bank information memoranda, prospectuses, registration statements, marketing materials and similar documents required in connection with the Financing, including execution and delivery of customary representation letters in connection with information memoranda and to permit Seller’s independent accountants to issue unqualified reports with respect to financial statements of Seller and the Property to be included in the offering memorandum, prospectus, registration statement and any updated filings or amendments thereto, (iv) as promptly as practical, furnishing Buyer and its Financing sources with un-audited financial information and other documents, materials and information regarding the Property as may be reasonably requested by Buyer, (v) using its commercially reasonable efforts to obtain prior to the Closing the consent of its independent accountants to permit the use of information set forth in clause (iii) above, and to cause its independent accountants to provide consents and comfort letters as reasonably requested by Buyer, (vi) cooperating with Buyer’s efforts in connection with the pledging of collateral in the Purchased Assets to lenders in connection with the Financing, and (vii) using commercially reasonable efforts to assist with or provide access for Buyer or its agents to assist with the procurement of appraisals, surveys and title insurance and other documentation and items relating to, or customary, necessary or advisable for, the Financing, as reasonably requested by Buyer; provided that (x) such presentations, memoranda and other documents shall not be issued by Seller or any of its Affiliates and shall contain disclosure and financial statements reflecting Buyer and/or its Affiliates as the issuer and obligor in respect of any loans, securities or guarantees comprising part of the Financing, and (y) none of Seller or any of its Affiliates shall be required to pay any commitment or other fee or incur any other Liability in connection with the Financing. Buyer shall (A) promptly, upon request by Seller, reimburse Seller for all out of pocket costs and expenses (including reasonable attorneys’ fees) incurred by Seller or any of its

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Affiliates in connection with the cooperation contemplated by this Section 7.24 and (B) indemnify and hold harmless Seller, its Affiliates and their respective directors, officers and Representatives from and against any and all losses, damages or claims suffered or incurred by any of them in connection with their compliance with this Section 7.24, except with respect to any information provided by Seller expressly for use in connection therewith.

(b)       Following the Closing, upon Buyer’s reasonable request, Seller and its Affiliates shall assist, and shall use their commercially reasonable efforts to cause their auditors to assist, Buyer in the preparation of interim unaudited financial statements and audited financial statements of the business conducted at Property for pre-Closing Date periods.

Section 7.25	Stay and Dismissal of Litigation

At (and subject to and effective as of) the Closing, Buyer, Buyer Affiliate, Seller and Parent shall deliver signed counterparts of the Litigation Settlement and Release Documents, and Buyer shall also deliver to Parent counterparts of the Litigation Settlement and Release Documents signed by each of the other parties and defendants in the litigation referred to in the Litigation Settlement and Release Documents. Unless and until the Closing is consummated, nothing in this Agreement or in the Litigation Settlement and Release Documents shall be construed (i) as a release, waiver, transfer or other relinquishment, or impairment, of rights with respect to the Existing Litigation or (ii) an indication of the value or merits of the Existing Litigation (notwithstanding, among other things, any amount of consideration payable hereunder that is allocated thereto). Upon the execution of this Agreement, Buyer Affiliate and Parent, and any of their respective Affiliates that are party thereto, shall cause, and Buyer shall cause the Other Defendant Parties to cause, their attorneys to file immediately a Joint Motion for a Stay in the Existing Litigation in the form attached hereto as Exhibit J, and make all reasonable efforts to obtain a stay from the court hearing the Existing Litigation (the “Court”). In the event that the Court declines to stay the Existing Litigation, Buyer Affiliate and Parent shall agree upon another means to stay the Existing Litigation, including but not limited to the removal of the case from the trial docket, the postponement of all discovery and pre-trial and trial deadlines, the entry of a stand-still agreement and the dismissal of the case without prejudice and an agreement that the lawsuit may be refiled and the statute of limitations deemed to be tolled from December 30, 2004 to the date of refiling. The stay shall remain in full force and effect until either: (a) the Closing, at which time the Litigation Settlement and Release Documents will be delivered to the respective parties; or (b) this Agreement is terminated pursuant to Article IX, in which case, Buyer Affiliate and Parent, and any of their respective Affiliates that are party thereto, shall so inform the Court and request the stay to be lifted by immediately filing with the Court the Status Report and Request to Lift Stay attached hereto as Exhibit K, or cause the case to be refiled and restored to the trial docket, if dismissed.

Section 7.26	Transferred Employees’ Retained Knowledge

Following the Closing, Buyer may retain, use and disclose in the operation of the business located at the Property the Residual Knowledge known to Transferred Employees. “Residual Knowledge” means only those generalized ideas, know-how, and techniques of Seller or its Affiliates that are retained in the unaided memory of a Transferred Employee, and that were acquired in the ordinary course of a Transferred Employee’s employment as a Property

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Employee without any specific intent to permit intentional disclosure of any Excluded Intellectual Property or other confidential information following the Closing. This provision shall be narrowly construed, and is intended only to alleviate the possibility of inadvertent use of the Residual Knowledge arising from routine, unaided memory retention by Transferred Employees. For the avoidance of doubt, this Section does not grant any licenses or other rights to any specific Excluded Intellectual Property or other specific confidential information of the Seller or its Affiliates.

Section 7.27	Non-Disparagement and Joint Statement Regarding Existing Litigation

Buyer Affiliate and Parent agree that their respective reputations are important and valuable assets. Except as required by applicable Law, Buyer Affiliate and Parent each agree that it will not disparage or otherwise comment unfavorably concerning the other party or its relationship with such other party or the Existing Litigation. Except as required by applicable Law, Buyer Affiliate and Parent agree that prior to making any public statement about the Existing Litigation (including by way of any press release or filing with or statement to shareholders, securityholders or lenders), such party shall give the other party a reasonable opportunity to review and comment upon such disclosure, and will not make any such statement without the consent of the other party, which consent shall not be unreasonably withheld.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1	Conditions to Each Party’s Obligation to Effect the Closing

The respective obligations of each party to this Agreement to effect the Closing is subject to the satisfaction of each of the following conditions on or prior to, and as of, the Closing Date, any of which may be waived in whole or in part in a writing executed by Seller and Buyer:

(a)       No Injunctions. No Governmental Entity of competent jurisdiction shall have initiated any action seeking, or shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule or regulation (in each case, whether temporary, preliminary or permanent) to prevent or prohibit the consummation of any of the transactions contemplated by this Agreement or to make it illegal for either party hereto to perform its obligations hereunder.

(b)       HSR Act. Any applicable waiting periods, together with any extensions thereof, under the HSR Act and the antitrust or competition Laws of any other applicable jurisdiction shall have expired or been terminated.

Section 8.2	Additional Conditions to Obligations of Buyer

The obligation of Buyer to effect the Closing is subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which may be waived in whole or in part in writing exclusively by Buyer:

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(a)       Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Property Material Adverse Effect” set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for failures of such representations and warranties to be true and correct which would not, individually or in the aggregate, result in a Property Material Adverse Effect. Buyer shall have received a certificate signed on behalf of Seller by an executive officer of Seller to such effect.

(b)       Performance of Obligations of Seller. Seller shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing. Buyer shall have received a certificate signed on behalf of Seller by an executive officer of Seller to such effect.

(c)       Title. Other than Permitted Encumbrances, the updated Title Commitment and recertified Survey (if Buyer elects to so recertify) shall not show any additional liens or encumbrances from those reflected on the Title Commitment and Survey, in each case, that have not been cured by Seller, all pursuant to the terms of Section 11.2 hereof.

(d)       Marina Lease. The State of New Jersey shall have consented to the assignment of the Marina Lease to Buyer; provided that such condition shall be deemed satisfied even if such consent is subject to the Closing or to the receipt of any Closing Gaming Approvals.

(e)       Closing Gaming Approvals. Buyer shall have obtained the Closing Gaming Approvals that Buyer and its Affiliates are required to obtain under applicable Gaming Laws in order to consummate the Closing and each of the foregoing Closing Gaming Approvals shall be in full force and effect at and as of the Closing Date.

(f)        Catastrophic Market Material Adverse Effect. No Catastrophic Market Material Adverse Effect shall be in effect at and as of the Closing Date.

(g)       Litigation Settlement. Seller, Parent and any of their Affiliates that are party to the Litigation Settlement and Release Documents shall each have delivered signed counterparts of the Litigation Settlement and Release Documents.

Section 8.3	Additional Conditions to Obligations of Seller

The obligations of Seller to effect the Closing are subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which may be waived in whole or in part in writing exclusively by Seller:

(a)       Closing Gaming Approvals. Buyer shall have obtained the Closing Gaming Approvals that Buyer and its Affiliates are required to obtain under applicable Gaming Laws in order to consummate the Closing and each of the foregoing Closing Gaming Approvals shall be in full force and effect at and as of the Closing Date. Seller shall have obtained the approvals of Gaming Authorities that Seller and its Affiliates are required to obtain under applicable Gaming Laws in order to transfer the Property to Buyer and consummate the Closing and each of the foregoing approvals shall be in full force and effect at and as of the Closing Date.

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(b)       Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for failures of such representations and warranties to be true and correct which would not, individually or in the aggregate, result in a Buyer Material Adverse Effect. Seller shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to such effect.

(c)       Performance of Obligations of Buyer. Buyer shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing. Seller shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to such effect.

(d)       Litigation Settlement. Buyer, Buyer Affiliate and any of their Affiliates that are party to the Litigation Settlement and Release Documents, and each other defendant in the litigation referred to in the Litigation Settlement and Release Documents, shall each have delivered to Parent signed counterparts of the Litigation Support and Release Documents.

ARTICLE IX

TERMINATION AND AMENDMENT

Section 9.1	Termination

This Agreement may be terminated at any time prior to the Closing by written notice by the terminating party to the other party (except in the case of termination pursuant to Section 9.1(a) hereof, which requires mutual agreement of both Seller and Buyer):

(a)	by mutual agreement of Seller and Buyer;

(b)       by either Buyer or Seller, if the transactions contemplated hereby shall not have been consummated on or prior to the Outside Date;

(c)       by either Buyer or Seller, if any Gaming Authority shall have made a determination that such Gaming Authority will not issue to Buyer the Closing Gaming Approvals; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure (or whose Affiliate’s failure) to fulfill any obligation under this Agreement has been the primary cause of such Gaming Authority making such determination not to issue to Buyer the Closing Gaming Approvals;

(d)       by either Buyer or Seller, if a court of competent jurisdiction or other Governmental Entity shall have issued a non-appealable final order, decree or ruling or taken any other non-appealable final action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing or the consummation of the transactions contemplated hereby or making it illegal for either party hereto to perform its obligations hereunder; provided, however, that the right to terminate this Agreement under this Section

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9.1(d) shall not be available to any party whose failure (or whose Affiliate’s failure) to fulfill any obligation under this Agreement has been the primary cause of such non-appealable final action;

(e)       by Buyer, if Seller shall have breached any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement which (i) would result in a failure of a condition set forth in Sections 8.2(a) or (b) hereof if such breach was continuing as of the Closing Date and (ii) is not cured in all material respects within thirty (30) calendar days after written notice thereof by Buyer to Seller; provided, however, that if such breach cannot reasonably be cured within such thirty (30) day period but can be reasonably cured prior to the Outside Date, and Seller is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 9.1(e) on account of such breach; provided, further, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Buyer if Buyer shall have materially breached any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement which material breach caused the breach of the representation, warranty, covenant or agreement on the part of Seller for which this Agreement otherwise may have been terminated under this Section 9.1(e);

(f)        by Seller, if Buyer shall have breached any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement which (i) would result in a failure of a condition set forth in Sections 8.3(b) or (c) hereof if such breach was continuing as of the Closing Date and (ii) is not cured in all material respects within thirty (30) calendar days after written notice thereof; provided, however, that if such breach cannot reasonably be cured within such thirty (30) day period but can be reasonably cured prior to the Outside Date, and Buyer is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 9.1(f) on account of such breach; provided, however, that the right to terminate this Agreement under this Section 9.1(f) shall not be available to Seller if Seller shall have materially breached any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement which material breach caused the breach of the representation, warranty, covenant or agreement on the part of Buyer for which this Agreement otherwise may have been terminated under this Section 9.1(f);

(g)       by Seller, if by the date that is five (5) months after the date of the Agreement, Buyer has not delivered to Seller true and complete copies of the fully executed, delivered and effective Commitment Letters providing Buyer fully committed financing to pay the full aggregate amount of the Purchase Price and all fees and expenses necessary or related to the consummation of the transactions contemplated by this Agreement; provided, that the right to terminate this Agreement under this Section 9.1(g) shall not be available to Seller if Seller’s (or any of its Affiliates) material breach of Seller’s representations and warranties or failure to perform in all material respects its obligations pursuant to this Agreement, including Section 7.24, has been the primary cause of Buyer’s failure to deliver such copies of Commitment Letters; and

(h)	by Buyer, in accordance with Section 7.15(c)(ii).

Section 9.2	Effect of Termination

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(a)       Liability. In the event of termination of this Agreement as provided in Section 9.1 hereof, this Agreement shall immediately become void and there shall be no Liability on the part of Buyer or Seller, or their respective Affiliates or Representatives; provided, however, that the obligations of the parties set forth in Sections 5.12 and 6.3, clause (vi) of the first sentence, and the last three sentences of, Section 7.6(a), the last sentence of Section 7.24, and Sections 7.10(b), 9.2 and 9.3 and Article XII hereof, shall survive such termination and shall be enforceable hereunder, and provided, further, that nothing contained in this Section 9.2 shall relieve or limit the Liability of either party to this Agreement for any willful breach of this Agreement.

(b)       Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Closing is consummated.

Section 9.3	Application of the Deposit

(a)	If this Agreement is terminated:
(i)	pursuant to Section 9.1(h) hereof, or

(ii)       pursuant to Section 9.1(b) and (A) as of the date of such termination (x) a Catastrophic Market Material Adverse Effect shall have been in effect or (y) any of the conditions set forth in Section 8.2(c) and (subject to the following proviso) Section 8.2(d) have not been satisfied (other than those conditions that by their nature are to be satisfied or waived at the Closing and those conditions that have not been satisfied due to Buyer’s failure to perform any of its obligations under this Agreement), or (B) after the date of this Agreement Seller shall have become a debtor in a bankruptcy case under Title 11 of the United States Code and a motion shall have been filed by Seller as debtor in possession or by Seller’s trustee in bankruptcy with the applicable U.S. bankruptcy court seeking to reject the Seller’s obligations under this Agreement, then, in each case under clauses (i) and (ii) of this Section 9.3(a), the Deposit, together with any interest earned thereon, shall be returned to Buyer, provided, however, that, for purposes of Section 9.3(a)(ii)(A)(y), the condition set forth in Section 8.2(d) shall be deemed to have been satisfied if (1) the Casino Control Commission has denied Buyer’s application for “Interim Casino Authorization” (as such term is defined in the New Jersey Casino Control Act) on the grounds that Buyer, as applicant for the casino license in connection with the Property, has failed to establish its “financial stability” in accordance with the New Jersey Casino Control Act, (2) Buyer, Buyer Affiliate, their respective Affiliates, the Initial Qualifiers, all financing sources for the transactions contemplated by this Agreement, any individual qualifiers and any additional Persons required or requested by Gaming Authorities, shall not have filed, prior to the date that is 170 days after the date of this Agreement, all petitions and applications for qualification in connection with obtaining the Closing Gaming Approvals and the Interim Casino Authorization and such additional materials and information as shall be necessary for the applicable Gaming Authorities to deem all such filings, petitions and applications complete, or (3) Buyer shall have

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failed to provide the State of New Jersey with a letter of credit or a cash deposit in respect of the Marina Lease in amounts and on terms consistent with existing requirements.

(b)       If (x) this Agreement is terminated pursuant to any provision of Section 9.1 and (y) the Deposit is not required to be returned to Buyer pursuant to the express provisions set forth in Section 9.3(a), then in each such case, the parties shall cause the Deposit, together with any interest earned thereon, to be delivered to Seller free and clear of any adverse right or claim. The parties hereby unconditionally and irrevocably agree that the Deposit shall be fully earned by Seller as of the date of this Agreement and shall be non-refundable except in the limited circumstances set forth in Section 9.3(a), and except to the extent provided in Section 9.3(a), Seller’s entitlement to the Deposit shall not be subject to counterclaim or set-off for, or be otherwise affected by, any claim or dispute relating to any matter; provided, however, that Buyer shall have a continuing interest in the Deposit and the escrow account, which interest shall be limited to the return of the Deposit from the escrow account if required pursuant to Section 9.3(a) and which interest shall continue until the earlier of the Closing or application of the Deposit from the escrow account pursuant to Section 9.3. Notwithstanding anything herein to the contrary, nothing in this Section 9.3 shall limit Buyer’s rights and remedies in the event of actual fraud by Seller, Parent or any of their Affiliates.

(c)       Prior to the Closing, (x) entitlement to the Deposit pursuant to this Section 9.3 shall be the sole and exclusive remedy for Seller for breach of the contract by Buyer that results in a failure to consummate the transactions contemplated hereunder and (y) Seller shall not be entitled to specific performance to compel Buyer to consummate the transactions contemplated hereunder. Except for entitlement to the Deposit as provided in Section 9.3(b), Seller shall have no other rights and remedies available under this Agreement, at Law, in equity or otherwise for any breach of contract by Buyer that results in a failure of the transactions contemplated hereunder to be consummated, provided, however, that notwithstanding the foregoing or anything to the contrary, Seller shall be entitled to all remedies (including monetary damages, specific performance and injunctive relief) in respect of the matters governed by Section 6.3, clause (vi) of the first sentence, and the last three sentences of, Section 7.6(a), the last sentence of Section 7.24, Sections 7.10(b), 9.2 and 9.3, or Article XII (the “Subject Provisions”). Notwithstanding the foregoing, Seller shall be entitled to the remedy of specific performance with respect to Section 7.7 hereof, which shall apply even prior to the Closing, as provided in Section 12.18.

ARTICLE X

SURVIVAL; INDEMNIFICATION

Section 10.1	Survival of Representations, Warranties, Covenants and Agreements

The representations and warranties made by Seller and Buyer in this Agreement shall survive the Closing until (and claims based upon or arising out of such representations and warranties may be asserted at any time before) the first anniversary of the Closing Date, except for (i) representations and warranties contained in Section 5.1 (Organization of Seller), Section 5.2(a) (Authority), Section 5.14 (Personal Property), Section 6.1 (Organization), and Section 6.2(a) (Authority), which shall survive indefinitely, (ii) Section 5.8 (Environmental Matters),

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which shall survive for a period of five (5) years following the Closing Date, and (iii) Section 5.17 (Taxes) and Section 5.11 (Employee Benefits), which shall survive until ninety (90) days following the expiration of the applicable statute of limitations. The period of time a representation or warranty survives the Closing pursuant to the preceding sentence shall be the “Survival Period” with respect to such representation or warranty. The parties agree that no claim may be brought based upon, directly or indirectly, any of the representations and warranties contained in this Agreement after the Survival Period with respect to such representation or warranty. The covenants and agreements of the parties hereto in this Agreement shall survive the Closing without any contractual limitation on the period of survival (except to the extent, if any, that a specific survival period is otherwise expressly set forth herein in connection with the applicable covenant or agreement). The termination of the representations and warranties provided herein shall not affect a party in respect of any claim made by such party in reasonable detail in a writing received by the indemnifying party prior to the expiration of the Survival Period provided herein.

Section 10.2	Indemnification

(a)       From and after the Closing, Seller shall indemnify, save and hold harmless Buyer and its Affiliates and their respective Representatives (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against any and all costs, losses, liabilities, obligations, damages, claims, demands and expenses (whether or not arising out of third party claims), including interest, penalties, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Damages”), incurred in connection with, arising out of or resulting from:

(i)        any breach of any representation or warranty made by Seller in this Agreement, in each case, when made, and it being understood that such representations and warranties shall be interpreted for all purposes of Sections 10.2, 10.3, 10.4, 10.5 and 10.6 without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or Property Material Adverse Effect set forth therein;

(ii)       any breach of any covenant or agreement made, or to be performed, by Seller in this Agreement;

(iii)	the Excluded Liabilities; and
(iv)	the Excluded Assets.

(b)       From and after the Closing, Buyer shall indemnify, save and hold harmless Seller and its Affiliates and their respective Representatives (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against any and all Damages incurred in connection with, arising out of or resulting from:

(i)        any breach of any representation or warranty made by Buyer in this Agreement, in each case, when made, and it being understood that such representations and warranties shall be interpreted for all purposes of Sections 10.2, 10.3, 10.4, 10.5 and

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10.6 without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or Buyer Material Adverse Effect set forth therein;

(ii)       any breach of any covenant or agreement made, or to be performed, by Buyer in this Agreement;

(iii)	the Assumed Liabilities; and

(iv)      the ownership, use, operation or maintenance of the Property, the other Purchased Assets and the operation and support of the business located at the Property from and after the Closing.

Section 10.3	Interpretation

(a)       Notwithstanding anything in this Agreement to the contrary, as used in this Article X the term Damages shall not include any consequential, incidental, indirect, punitive or special damages, claims for lost profits or lost business opportunities, or any similar damages, except to the extent of any such damages that are awarded to an unaffiliated third party by a court of competent jurisdiction and constitute (x) an Excluded Liability (with respect to indemnification obligations of Seller) or (y) a matter described in Section 10.2(b)(iii) or (iv) (with respect to indemnification obligations of Buyer).

(b)       Notwithstanding anything in this Agreement to the contrary, no Buyer Indemnified Party shall be entitled to indemnification pursuant to this Article X with respect to any matter that is taken into account in the calculation of any adjustment to the Purchase Price pursuant to Article II hereof.

Section 10.4	Procedure for Claims between Parties

If a claim for Damages is to be made by a Buyer Indemnified Party or Seller Indemnified Party (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) entitled to indemnification hereunder, such party shall give written notice briefly describing the claim and the total monetary damages sought (each, a “Notice”) to the indemnifying party hereunder (the “Indemnifying Party” and collectively, the “Indemnifying Parties”) as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Article X. Any failure to submit any such notice of claim to the Indemnifying Party shall not relieve any Indemnifying Party of any Liability hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.

Section 10.5	Defense of Third Party Claims

If any lawsuit or enforcement action is filed against an Indemnified Party by any third party (each, a “Third Party Claim”) for which indemnification under this Article X may be sought, Notice thereof shall be given to the Indemnifying Party as promptly as practicable. The failure of any Indemnified Party to give timely Notice hereunder shall not affect rights to

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indemnification hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure. The Indemnifying Party shall be entitled (if it so elects) at its own cost, risk and expense, (i) to take control of the defense and investigation of such Third Party Claim, (ii) to employ and engage attorneys of its own choice (provided that such attorneys are reasonably acceptable to the Indemnified Party) to handle and defend the same, unless the named parties to such action or proceeding include both one or more Indemnifying Parties and an Indemnified Party, and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to an applicable Indemnifying Party such that a conflict of interest exists that would make separate representation appropriate under applicable principles and canons of legal representation, in which event such Indemnified Party shall be entitled, at the Indemnifying Party’s reasonable cost, risk and expense, to separate counsel (provided that such counsel is reasonably acceptable to the Indemnifying Party), and (iii) to compromise or settle such claim, which compromise or settlement shall be made only (x) with the written consent of the Indemnified Party (such consent not to be unreasonably withheld or delayed) or (y) if such compromise or settlement contains an unconditional release of the Indemnified Party in respect of such claim. If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom and shall provide the Indemnifying Party all reasonably requested documents, including a power of attorney; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers. If the Indemnifying Party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Notice, the Indemnified Party against which such claim has been asserted will have the right to undertake, at the Indemnifying Party’s reasonable cost, risk and expense, the defense, compromise or settlement of such Third Party Claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, that such claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.

Section 10.6	Limitations on Indemnity

(a)       No Buyer Indemnified Party shall seek, or be entitled to, indemnification under Section 10.2(a)(i) hereof to the extent (i) the aggregate amount of Damages incurred by a Buyer Indemnified Party with respect to any individual matter for which indemnification is sought pursuant to Section 10.2(a)(i) is less than $25,000 (the “Sub-Threshold”), and (ii) the aggregate of the individual claims for Damages of the Buyer Indemnified Parties (each of which is greater than the Sub-Threshold) for which indemnification is sought pursuant to Section 10.2(a)(i) hereof is less than $3,000,000 (the “Threshold”) or exceeds an amount equal to $40,000,000 (the “Cap”); provided, that if the aggregate of all individual claims (each of which is greater than the Sub-Threshold) for Damages for breaches of representations and warranties for which indemnification is sought pursuant to Section 10.2(a)(i) hereof equals or exceeds the Threshold,

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then Buyer, subject to the limitations in this Article X, shall be entitled to recover for such Damages only to the extent such Damages exceed the Threshold, but in any event not to exceed the Cap (it being agreed that in no event shall the aggregate indemnification to be paid underSection 10.2(a)(i) exceed an amount equal to the Cap). Notwithstanding anything herein to the contrary, Seller’s indemnification obligations with respect to Taxes shall not be subject to the limits set forth in this Section 10.6, and shall not be included in the calculation of any amounts for purposes of the Cap or the Threshold.

(b)       In calculating the amount of any Damages payable to a Buyer Indemnified Party or a Seller Indemnified Party hereunder, the amount of the Damages (i) shall not be duplicative of any other Damage for which an indemnification claim has been made, (ii) shall be computed net of any amounts actually recovered by such Indemnified Party under any insurance policy or otherwise with respect to such Damages (net of any costs and expenses incurred in obtaining such recovery) and (iii) shall be computed net of any Tax benefit actually realized by the Indemnified Party with respect to such Damages. If an Indemnifying Party pays an Indemnified Party for a claim and subsequently insurance proceeds in respect of such claim is collected by the Indemnified Party, then the Indemnified Party promptly shall remit the insurance proceeds (net of any costs and expenses incurred in obtaining such insurance proceeds) to Indemnifying Party. The Indemnified Parties shall use commercially reasonable efforts to obtain from any applicable insurance company any insurance proceeds in respect of any claim for which the Indemnified Parties seek indemnification under this Article X.

(c)       To the extent that an Indemnifying Party pays on an indemnification pursuant to Section 10.2, and the Indemnified Party has a claim against a third party (other than the Indemnifying Party), then the Indemnifying Party shall be subrogated to the claim of the Indemnified Party to the extent of the amount of indemnification paid by the Indemnifying Party and to the extent such payments are duplicative of amounts due to the Indemnified Party.

Section 10.7	Payment of Damages

An Indemnified Party shall be paid in cash by an Indemnifying Party the amount to which such Indemnified Party may become entitled by reason of the provisions of this Article X, within fifteen (15) days after such amount is determined either by mutual agreement of the parties or on the date on which both such amount and an Indemnified Party’s obligation to pay such amount have been determined by a final judgment of a court or administrative body having jurisdiction over such proceeding.

Section 10.8	Exclusive Remedy

Except to the extent of claims alleging fraud and willful misconduct, after the Closing, the indemnities provided in this Article X shall constitute the sole and exclusive remedy of any Indemnified Party for Damages arising out of, resulting from or incurred in connection with any claims regarding matters arising under or otherwise relating to this Agreement; provided, however, that this exclusive remedy for Damages does not (a) interfere with or impede the operation of the provisions of Sections 2.4, 2.5, 2.6 and 2.7 hereof providing for resolution of certain disputes relating to the Purchase Price between the parties and/or the Auditor, or (b) preclude a party from bringing an action after the Closing for specific performance or other

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equitable remedy to require a party to perform its obligations under this Agreement or any of the other agreements contemplated hereby to be entered into by the parties, in each case in accordance with Section 12.18 hereof. Without limiting the foregoing, Buyer and Seller each hereby waive (and, by their acceptance of the benefits under this Agreement, each Buyer Indemnified Party and Seller Indemnified Party hereby waives), from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud or willful misconduct) such party may have against the other party arising under or based upon this Agreement or any schedule, exhibit, Disclosure Letter, document or certificate delivered in connection herewith, and no legal action under any Laws, including Environmental Laws or otherwise, sounding in tort, statute or strict liability may be maintained by any party (other than a legal action brought solely to enforce the provisions of this Article X or the provisions of the Assignment and Assumption Agreement contemplated by this Agreement). Notwithstanding anything herein to the contrary, no waiver of any closing condition in Article VIII by any party shall act as a waiver or a limitation on such party from making a claim for indemnification pursuant to this Article X.

Section 10.9	Treatment of Indemnification Payments

All indemnification payments made pursuant to this Article X shall be treated by the parties for income Tax purposes as adjustments to the Purchase Price, unless otherwise required by applicable Law.

ARTICLE XI

PROPERTY

Section 11.1	As Is

Buyer or its Representatives to the extent it so desires shall have examined and inspected the Purchased Assets prior to the execution of this Agreement, and subject to the provisions of this Article XI, Buyer agrees to accept the Purchased Assets in an “AS IS” condition as of the Closing. Buyer agrees that, except as provided in Article V hereof, Buyer is not relying upon any representations, statements, or warranties (oral or written, implied or express) of any officer, employee, agent or Representative of Seller, or any salesperson or broker (if any) involved in this transaction as to the Purchased Assets, including, but not limited to: (a) any representation, statements or warranties as to the physical condition of the Purchased Assets, (b) the fitness and/or suitability of the Purchased Assets for use as a resort, hotel and/or casino; (c) the financial performance of the Purchased Assets; (d) the compliance of the Purchased Assets with applicable building, zoning, subdivision, environmental, or land use Laws, codes, ordinances, rules or regulations; (e) the state of repair of the Purchased Assets; (f) the value of the Purchased Assets; (g) the manner or quality of construction of the Purchased Assets; (h) the income derived or to be derived from the Purchased Assets; or (i) the fact that the Purchased Assets may be located in hurricane zones, on earthquake faults or in seismic hazardous zones. Subject to the foregoing sentence, Buyer, for itself and its successors and assigns, waives any right to assert any claim against Seller, at Law or in equity, relating to any such matter, whether latent or patent, disclosed or undisclosed, known or unknown, in contract or tort, now existing or hereafter arising.

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Section 11.2	Title to Real Property

(a)       Title Insurance Commitment. Buyer agrees to accept (i) the Title Commitment, and (ii) those certain surveys of the Land with Project No. 27403, dated November 15, 2004 (Hotel), April 23, 2005 (Marina) and October 20, 2004 (Parking Facility), issued by Arthur W. Ponzio Co. & Associates, Inc., as evidence of the status of Seller’s title to the Land, conditioned upon, prior to Closing, either (i) compliance with the matters set forth on the Survey Compliance Letter or (2) satisfaction of the inquiries presented on the Survey Compliance Letter, to the reasonable satisfaction of Buyer (collectively, the “Survey”). Should the Buyer elect to obtain title insurance, Buyer shall pay at Closing, the premium for the policy of title insurance described in the Title Commitment.

(b)       Defects. Buyer agrees to accept title to the Property subject to all matters shown by the Title Commitment, the Survey and the UCC Search as well as Permitted Encumbrances. Buyer shall use commercially reasonable efforts to obtain an updated Title Commitment at least forty-five (45) days prior to the Closing. If the updated Title Commitment shows liens or other financial encumbrances or defects in title not shown by the Title Commitment, (other than Permitted Encumbrances and encumbrances and liens created or agreed to by Buyer), and Seller has received an itemized written notice of such defects within five (5) business days after the date of delivery of the updated Title Commitment to Buyer (collectively, the “Notice Defects”), Seller shall have thirty (30) days after receipt of such notice (or, if longer, until the Closing Date) to cure any such Notice Defects, and the Closing Date shall, if necessary, be extended accordingly pursuant to the provisions of Section 11.2(b) and (c). Notice Defects will be deemed to not include any matters shown by the Title Commitment. Failure to notify Seller within the specified period of title defects revealed by the updated Title Commitment shall be deemed a waiver of Buyer’s right to disapprove of the status of Seller’s title, and Buyer shall then accept such title as is described in the Title Commitment, as updated, without reserving any claim against Seller for title defects; provided that, if Buyer obtains a further updated Title Commitment immediately prior to the Closing Date and such updated Title Commitment shows liens or other financial encumbrances or defects in title not shown by the prior updated Title Commitment, Buyer shall be permitted to notify Seller in writing of such defects prior to the Closing Date and the provisions of this Section 11.2 shall apply as if such defects were originally identified as Notice Defects, including Seller’s right to extend the Closing Date pursuant to the provisions of Section 11.2(b) and (c). Seller shall be under no obligation to remove title defects and any failure or refusal of Seller to do so shall not be a default of Seller hereunder, except that Seller shall be obligated to cure (i) monetary liens which are Notice Defects that are not disclosed by the Title Commitment which are unpaid and liquidated at Closing, not to exceed $1,000,000 in the aggregate (“Monetary Liens”) and (ii) title defects and encumbrances voluntarily created or agreed to by Seller that are not disclosed by the Title Commitment (“Seller Created Encumbrances”), to the extent such Monetary Liens or Seller Created Encumbrances first encumber the Property or Seller’s interest therein between the date of the Title Commitment and the Closing, in the manner provided below. A lien is liquidated only if it is fixed either by agreement of Seller and the party asserting the lien or by operation of law. In order to cure a Monetary Lien or a Seller Created Encumbrance, and if Seller desires to attempt to cure any other title defects, Seller shall have the option to extend the Closing Date for a period of thirty

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(30) days, by giving written notice of such extension election to buyer at or before the Closing Date. Cure of Monetary Liens and Seller Created Encumbrances may be effected by either (i) payment and release of such Monetary Lien or Seller Created Encumbrance of record, or (ii) posting a bond which causes such Monetary Lien or Seller Created Encumbrance to (x) cease to be a lien on the Property or (y) otherwise be removed from Buyer’s title policy issued at Closing.

(c)       Failure to Cure Title Defects. If Seller fails to cure Monetary Liens or Seller Created Encumbrance that it is obligated to cure in accordance with Section 11.2(b) hereof, such failure shall be a default by Seller subject to the remedies of Article IX hereof. If Seller elects not to attempt to cure or remove any material Notice Defects (other than Monetary Liens and Seller Created Encumbrances which shall be governed by the first sentence of this Section 11.2(c)),or is not successful in its efforts to do so on or before the Closing Date, or the end of the extension period, if elected, then this Agreement shall, at the option of Buyer (to be exercised by written notice to Seller given no later than the earlier of: (i) the original or extended Closing Date, as applicable, or (ii) five (5) days after Seller’s notice to Buyer of Seller’s election not to cure or attempt to cure such title defects), be terminated pursuant to Section 9.1(b) hereof, and the Deposit shall be returned to Buyer in accordance with Section 9.3 hereof and Buyer and Seller shall be released and discharged from any further obligation to each other hereunder; provided that unless Buyer so elects to terminate this Agreement, Buyer shall accept such title as is tendered by Seller without reduction in the Purchase Price, or reservation of claim against Seller.

(d)       Survey. Buyer may, at Buyer’s sole cost and expense, cause the Survey to be updated and recertified to Buyer at or shortly before the Closing Date. If the recertified Survey reveals any of the following matters not shown on the Survey (as revised to comply with the Survey Compliance Letter), then such disclosure shall be a title defect or encumbrance as to which the provisions of Sections 11.2(b) and (c) hereof shall govern Buyer’s and Seller’s rights and obligations: (a) any material encroachments of the Land onto property of others; (b) any material encroachments of property of others onto the Land; (c) the location of any title matter on the Land in a manner that would materially and adversely affect the ability to use the Land as presently used; or (d) any other matter which would render Seller’s title to the Land uninsurable or unmarketable.

ARTICLE XII

MISCELLANEOUS

Section 12.1	Definitions

(a)	For purposes of this Agreement, the term:

“Accounts Receivable” means, as of the Closing Date, all accounts receivable (including receivables and revenues for food, beverages, telephone and casino credit), or overdue accounts receivable to Seller, in each case, due and owing by any third party.

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“Acquired Personal Property” means the Personal Property, excluding the Excluded Personal Property.

“Acquisition Proposal” means a (i) proposal or offer from any person, entity or group (other than Buyer) relating to an acquisition of the Property or any portion of the Land, other than the transaction with Buyer or (ii) proposal or offer from any person, entity or group (other than Buyer) to purchase a direct interest in the limited liability company membership interests of Seller.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first-mentioned Person. As used herein, “control” means the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting power of the stockholders, members or owners and, with respect to any individual, partnership, trust or other entity or association, the power, directly to cause the direction of the management or actions of the controlled entities.

“Assumed Contracts” means (a) the Operating Agreements relating to the operation of the business conducted at the Property referred to on Section 12.1(a) of the Seller Disclosure Letter, (b) all purchase orders and other Contracts entered into in the Ordinary Course of Business of the business conducted at the Property, (c) each other Contract entered into in accordance with Section 7.1 hereof that Seller hereafter designates as an Assumed Contract, and (d) each license for non-proprietary third party computer software to the extent that (i) such software relates to the operation of the Business conducted at the Property and (ii) the rights thereunder may be assigned in part to Buyer without requiring any payment or financial accommodation to any third party and without affecting the rights granted to Seller or its Affiliates in connection with the operation of the businesses conducted at the Other Property; provided, that Assumed Contracts shall not be deemed to include any Excluded Contracts. If, prior to the Closing Date, the parties hereto reasonably determine that there are any Contracts that should be Assumed Contracts (including licenses for non-proprietary third party computer software) but were inadvertently omitted from Section 5.16(a) or Section 12.1(a) of the Seller Disclosure Letter (excluding all purchase orders entered into in the Ordinary Course of Business of the business conducted at the Property and other Contracts referred to in clause (b) of the preceding sentence), Seller shall amend Section 5.16(a) (if applicable) and Section 12.1(a) of the Seller Disclosure Letter to include such Assumed Contracts (including licenses for non-proprietary third party computer software) and such Assumed Contracts shall be and hereby are Assumed Contracts (and, to the extent applicable, Assumed Software) hereunder; provided, however, that Buyer’s consent shall be required for any such amendment that so adds any such Contract that involves a total remaining commitment of $25,000 or more (which consent shall not be unreasonably withheld or delayed, and which consent shall be deemed to have been given if Buyer has not objected to any such amendment within five (5) Business Days after being provided with notice thereof); provided, further, that no such consent shall be required for any such amendment to include as an Assumed Contract a Contract entered into after the date hereof in compliance with Section 7.1 hereof.

“Assumed Software” means the computer software listed on Section 5.16 of the Seller Disclosure Letter.

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“Books and Records” means, to the extent transferable by applicable Law, (i) all books and records of Seller relating to the Property (except (A) to the extent exclusively related to an Excepted Item, and (B) the Customer Database, not including the Marina Database), including all architectural, structural, service manuals, engineering and mechanical plans, electrical, soil, wetlands, environmental and similar reports, studies and audits for the Property, (ii) all plans and specifications for the Property, and (iii) all financial records, reservation records, and any books and records, in each case to the extent relating to any of the Purchased Assets.

“Business Day” means any Monday through Friday, inclusive, other than any such days that financial institutions within the State of New Jersey are authorized or required to close; provided, however, any reference in this Agreement to any day other than a business day shall be deemed a reference to a calendar day.

“Buyer Material Adverse Effect” means any change, event or effect that (i) has a material adverse effect on the business, financial condition or results of operations of Buyer and its subsidiaries (provided that, for purposes of this clause (i), there shall be excluded from any determination as to whether a Buyer Material Adverse Effect under this clause (i) has occurred or could reasonably be expected to occur: (A) changes in the travel, hospitality or gaming industries generally, (B) changes in the economy, or financial, banking, currency or capital markets, in general (including changes in interest or exchange rates or commodities prices), (C) any change, event or effect resulting from the entering into or public announcement of the transactions contemplated by this Agreement or (D) any change, event or effect resulting from any act of terrorism, commencement or escalation of armed hostilities in the U.S. or internationally or declaration of war by the U.S. Congress), or (ii) impairs in any material respect the ability of Buyer to perform its obligations under this Agreement or prevents or materially delays consummation of the transactions contemplated by this Agreement.

“Capital Lease Liability” means the current portion, as of any particular date, of liabilities under that certain Three Card Poker Game Capital Lease Agreement, dated as of July 29, 2005, between Seller and Shuffle Master, Inc.

“Casualty Termination Event” means either a loss of access to the Property for a material amount of time that is continuing beyond the Closing or the Outside Date or a loss of more than thirty percent (30%) of the Purchase Price.

“Catastrophic Market Material Adverse Effect” means any disruption or adverse change in the financial, banking or capital markets in general, or in the market for loan syndications or casino acquisitions or development in particular, which is not in effect at the date of this Agreement but occurred after the date of this Agreement and is continuing at the date of the proposed termination of this Agreement, which disruption or adverse change is of such a catastrophic and material nature as to be equivalent to or more severe than the attack on the World Trade Center that occurred on September 11, 2001, and which, for the avoidance of doubt, shall include any change in law, rule or regulation in the State of New Jersey that would effectively prohibit the operation of the Property as a casino.

“Chip Liability” means all liability incurred by Buyer, including the amount of cash to be paid, in connection with the redemption of chips in accordance with Section 7.12(b) hereof.

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“Closing Gaming Approvals” means all Gaming Approvals that Buyer and its Affiliates are required to obtain under applicable Gaming Laws in order to consummate the Closing.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment Letters” means, collectively, the Debt Commitment Letter(s) and the Equity Commitment Letter(s).

“Contract” means any agreement, contract, lease, power of attorney, note, loan, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation and other executory commitment to which any Person is a party or to which any of the assets of such Person are subject, whether oral or written, express or implied.

“Contract Transactions” means, collectively, the sale and transfer of the Purchased Assets, and the Litigation Settlement and Release Documents.

“Customer Database” means all customer lists, customer databases and historical records with respect to the customers of Parent’s and its Subsidiaries’ casino hotel properties collected or maintained by or on behalf of Parent or its Subsidiaries.

“Current Assets” means the House Funds (excluding any Excluded Assets), calculated on a basis consistent with the Financial Information.

“Current Liabilities” means, without duplication, the sum of the following items: (i) the Progressive Liabilities, (ii) the Room Cleaning Liability, (iii) liabilities for reservations and gift certificates to be assumed by Buyer pursuant to Section 4.2(p), (iv) liabilities for guest room, meeting facility, customer, permittee or other deposits (including slip deposits), (v) accrued vacation liability for the Transferred Employees, and (vi) the Capital Lease Liability, in each case determined in accordance with GAAP, applied on a basis consistent with the Financial Information, and in each case, excluding any Excluded Liabilities.

“Debt Commitment Letter” shall mean one or more fully executed, delivered and effective letters (in form and substance reasonably acceptable to Seller) from one or more financial institutions, committing to fund one or more series of loans or other debt financings to Buyer (to fund the payment of the Purchase Price to Seller) in an amount which, together with the amount committed in the Equity Commitment Letter(s), is sufficient to pay the Purchase Price and all fees and expenses necessary or related to the consummation of the transactions contemplated by this Agreement, which commitment (a) shall not be terminable until the earlier of termination of this Agreement pursuant to Section 9.1 hereof and the date that is two Business Days following the Outside Date, (b) shall not be subject to any due diligence condition by the financing source, and (c) shall not be subject to any condition to funding other than (i) the conditions to Closing set forth in this Agreement, (ii) funding under the Equity Commitment Letter(s) (and, if there is more than one Debt Commitment Letter, funding under the other Debt Commitment Letter(s), (iii) absence of a material adverse change on the business and affairs of the Property or in the financial markets, in each case as such conditions may be defined in the applicable commitment letters, (iv) customary documentation, including security documentation, (v) minimum cashflow or maximum leverage condition, (vi) customary conditions for a real

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estate financing, including, without limitation, appraisals and title commitments, (vii) absence of new information or the accuracy of representations and warranties with respect to the Property or Buyer, (viii) no modification, amendment or waiver of this Agreement, (ix) delivery of customary certificates and opinions, including, without limitation, a solvency certificate, (x) payment of fees and expenses of the lender(s), (xi) obtaining requisite consents and approvals of any Governmental Entity, (xii) funding a debt service reserve account, and (x) other conditions, that, in each case, are within the reasonable control of Buyer or Seller, such as preparation of marketing materials, clear market condition or delivery of marketing materials or financial statements.

“Detailed Balance Sheet” means the un-audited balance sheet, prepared in accordance with GAAP (subject to the absence of footnotes), and related data of the business operated at the Property as at March 31, 2008 as set forth on Section 2.4 of the Seller Disclosure Letter.

“Detailed EBITDA Sheet” means the un-audited statement of EBITDA of the business operated at the Property for the twelve-month period immediately preceding the Closing Date, as set forth on Section 2.6 of the Seller Disclosure Letter.

“EBITDA” means the earnings before interest, income taxes, depreciation and amortization of the business operated at the Property, as each such component is determined in accordance with GAAP, but excluding goodwill and other asset impairment charges. All calculations of EBITDA and its components pursuant to this Agreement shall be prepared on a consistent basis with the EBITDA calculation example set forth on Section 2.6 of the Seller Disclosure Letter, including with respect to any allocations.

“EBITDA Benchmark” shall mean $22,000,000.

“Environmental Laws” means all applicable and legally binding foreign, federal, state and local statutes or laws, judgments, orders, regulations, licenses, permits, rules and ordinances relating to pollution or the protection or preservation of the environment, including without limitation to the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), Safe Drinking Water Act (42 U.S.C. § 3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), Clean Air Act (42 U.S.C. § 7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.) and other similar state and local statutes, in effect as of the date hereof.

“Environmental Liabilities” means all Liabilities (including all reasonable fees, disbursements and expenses of counsel, reasonable expert and consulting fees and costs of investigations and feasibility studies and responding to government requests for information or documents, clean-up fees), fines, penalties, restitution and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, resulting from any claim or demand, by any Person or entity, or arising, under any Environmental Law.

“Equity Commitment Letter” shall mean one or more fully executed, delivered and effective letters (in form and substance reasonably acceptable to Seller) from one or more equity financing sources committing to purchase equity in Buyer in an amount which, together with the

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amount committed in the Debt Commitment Letter(s), is sufficient to pay the Purchase Price and all fees and expenses necessary or related to the consummation of the transactions contemplated by this Agreement, which commitment (a) shall not be terminable by the committing party until the earlier of termination of this Agreement pursuant to Section 9.1 hereof and the date that is two Business Days following the Outside Date, (b) shall not be subject to any due diligence by the equity financing source, and (c) shall not be subject to any condition other than (i) the conditions to the Closing set forth in this Agreement, (ii) funding under the Debt Commitment Letter(s) (and, if there is more than one Equity Commitment Letter, funding under the other Equity Commitment Letter(s), (iii) absence of new information or the accuracy of representations and warranties with respect to the Property or Buyer, (iv) no modification, amendment or waiver of this Agreement, and (v) other conditions that are within the reasonable control of Buyer and Seller.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contracts” means all Contracts listed on Section 12.1(d) of the Seller Disclosure Letter.

“Excluded Intellectual Property” means all Intellectual Property other than Transferred Intellectual Property.

“Excluded Personal Property” means the following:

(i) the Excluded Software; and

(ii) other than the Excluded Software, all records, files and memorabilia pertaining to Seller or Parent and any past or present corporate affiliates or predecessors of Seller or Parent, in each case to the extent not related to the Property or the operation and support of the business located at the Property.

“Excluded Software” means all computer software owned by or licensed for use by Seller or its Affiliates, including all source codes, user codes and data, whether on tape, disc or other computerized format, and all related user manuals, computer records, service codes, programs, stored materials and databases (including all access codes and instructions needed to obtain access to and to utilize the information contained on such computer records), together with any and all updates and modifications of all of the foregoing and all copyrights related to the computer software, including the Customer Database and any customer tracking system, in each case, other than Assumed Software and the Marina Database.

“Fixtures” means all fixtures owned by Seller and placed on, attached to, or located at, and used primarily in connection with the operation of, the Property.

“Front Money” means all money stored on deposit at the Property cage belonging to, and stored in an account for, any Person.

“GAAP” means the generally accepted accounting principles in the United States in effect on the date hereof, consistently applied.

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“Gaming Approvals” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority necessary for or relating to the conduct of activities by any party hereto or any of its Affiliates, including the ownership, operation, management and development of the Property.

“Gaming Authorities” means those federal, state, local and other governmental, regulatory and administrative authority, agency, board and officials responsible for, or involved in, the regulation of gaming or gaming activities or the sale of liquor in any jurisdiction, including, within the State of New Jersey, specifically, the Casino Control Commission, the New Jersey Division of Gaming Enforcement and all other state and local regulatory and licensing bodies with authority over gaming in the State of New Jersey and its political subdivisions.

“Gaming Laws” mean all laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming within the State of New Jersey, including the Casino Control Act, as codified in Chapter 12 of Title 5 of the New Jersey Statutes, as amended from time to time, and the regulations of the Casino Control Commission promulgated thereunder, as amended from time to time.

“Guest Ledger” means any accounts receivable of registered guests who have not checked out and who are occupying rooms at the Property, on the evening preceding the Closing, including all revenues from the rental of guest rooms at the Property, together with any sales or other taxes thereon.

“Hazardous Material” means any material, substance, pollutant, contaminant or waste, whether solid, liquid or gas, that is defined, listed or classified as hazardous or toxic under, or otherwise regulated as such pursuant to, any applicable Environmental Law, including any quantity of friable asbestos, urea formaldehyde foam insulation, PCBs, crude oil or any fraction thereof, petroleum products or by-products or derivatives, and toxic mold at quantities reasonably likely to adversely affect human health.

“Initial Qualifier” means Buyer, Buyer Affiliate and any affiliated entity required to file an application for qualification under applicable Gaming Laws in order to obtain the Gaming Approvals, and any individual who is an owner, officer or director of Buyer, Buyer Affiliate or any affiliated entity required to file an application for qualification under applicable Gaming Laws in order to obtain the Gaming Approvals.

“Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works (including copyrights in software), apparatus, trade secrets, trademarks, trademark registrations and applications, domain names, service marks, service mark registrations and applications, trade names, trade secrets, know-how, trade dress, copyright registrations, customer lists, customer databases, confidential business information, confidential marketing and customer information, licenses, confidential technical information, all goodwill associated with the foregoing, and all documentation, copies and tangible embodiments of the foregoing (in whatever form or medium), and all past, present or future claims or causes of actions arising out of or related to any infringement, dilution, misappropriation or other violation of any of the foregoing.

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“Intercompany Payables” means all intercompany accounts payable, and notes for those accounts payable, of the business conducted at the Property existing as of the Closing Date where the obligor is Seller and the obligee is Parent or a subsidiary of Parent other than Seller.

“Intercompany Receivables” means all intercompany accounts receivable, and notes for those accounts receivable, of the business conducted at the Property existing as of the Closing Date where the obligee is Seller and the obligor is Parent or a subsidiary of Parent other than Seller.

“IRS” means the Internal Revenue Service, a division of the United States Treasury Department, or any successor thereto.

“knowledge” means (i) when used in the phrase “knowledge of Seller” or “Seller’s knowledge” and words of similar import, the actual knowledge as of the date of this Agreement, after reasonable inquiry, of the individuals listed on Section 12.1(e) of the Seller Disclosure Letter; and (b) when used in the phrase “knowledge of Buyer” or “Buyer’s knowledge” and words of similar import, the actual knowledge, after reasonable inquiry, of the individuals listed on Section 12.1(i) of the Buyer Disclosure Letter.

“Land” means the real property owned or leased by Seller, as more particularly described in Exhibit L.

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award, policies, guidance, court decision, rule of common law or finding, including, without limitation, the Gaming Laws.

“Leases” means leases, subleases and occupancy and concession agreements affecting the Property, each of which is set forth on Section 12.1(f) of the Seller Disclosure Letter.

“Legal Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before or otherwise involving any Governmental Entity or arbitrator.

“Liabilities” mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

“Liens” means any mortgage, pledge, lien, security interest, conditional or installment sale agreement, right of first refusal or similar option, or other similar encumbrance.

“Marina Database” means that portion of the Customer Database containing information with respect to those former and current customers of the Property, including their names and information with respect to their consumption and gambling tendencies, who are reflected on the Customer Database as having (i) wagered at the casino located at the Property at least fifty percent (50%) of their aggregate wagers placed at the three casinos operated by Parent and its Affiliates in Atlantic City, New Jersey during either (x) the twenty four (24)-full month period last completed prior to the date hereof or (y) the twenty four (24)-full month period last

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completed prior to the Closing Date, or (ii) registered for the Trump One Card (or any predecessor player loyalty program of Parent) at the Property, but in each case only to the extent Seller has collected such information in the Customer Database as at the relevant time and such information may be transferred to Buyer under applicable Law.

“Marina Lease” means that certain Lease Agreement by and between the State of New Jersey, acting through the Department of Environmental Protection, Division of Parks and Forestry, as landlord, and Trump’s Castle Associates Limited Partnership, as tenant, dated as of September 1, 1990, as amended or supplemented.

“Markers” means, as it relates to Seller, any “counter check”, “slot counter checks” and other checks issued pursuant to Section 19:45-1.27 of the New Jersey Administrative Code, entitled “Procedures for granting credit, and recording checks exchanged, redeemed or consolidated.”

“Material Assumed Contracts” means all Assumed Contracts denoted with an asterisk on Section 12.1(a) of the Seller Disclosure Letter.

“Mechanics’ Liens” means Liens for mechanics’ and materialmen’s Liens not filed of record and charges, assessments and other governmental charges which are not delinquent or which are currently being contested in good faith by appropriate proceedings or for which Seller shall have provided bond or other security reasonably satisfactory to Buyer.

“Nonrepresented Employee” means any Property Employee who is not represented by a union.

“Operating Agreements” means all service contracts, equipment leases, software license agreements, sign leases, Leases and other Contracts affecting the Property, other than Contracts that relate primarily to the Excluded Assets.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Entity or by any arbitrator.

“Ordinary Course of Business” shall describe any action taken by a Person if such action is consistent with such Person’s past practices in connection with such Person’s business and is taken in the ordinary course of such Person’s normal day to day operations.

“Other Defendant Parties” means, collectively, Power Plant Entertainments, LLC, a Delaware limited liability company, Native American Development, LLC, a Maryland limited liability company, Joseph S. Weinberg and The Cordish Company, a Maryland corporation.

“Outside Date” means the date that is nine months after the date of this Agreement, which may be extended by Buyer for an additional two months so long as (i) Buyer is in compliance with the provisions of Section 7.7 hereof and its other covenants under this Agreement and diligently pursuing receipt of the Gaming Approvals and (ii) all the conditions set forth in Section 8.1 and Section 8.3 hereof (other than the conditions set forth in Sections 8.3(a) and 8.3(d) hereof) have been satisfied or waived.

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“Passenger/Delivery Vehicles” means those certain passenger or delivery vehicles and recreational vehicles identified in Section 12.1(g) of the Seller Disclosure Letter.

“Permitted Encumbrances” means:

(i)	Liens for real estate and similar Taxes not yet due and payable;
(ii)	Liens created or approved by Buyer;

(iii)      easements, leases, reservations or other rights of others in, or minor defects and irregularities in title to, property or assets of Seller; provided that, such easements, leases, reservations, rights, defects or irregularities do not materially impair the use of such property or assets for the purposes for which they are held;

(iv)      zoning and subdivision ordinances which do not materially impair the use of such property or assets for the purposes for which they are held;

(v)       Assumed Contracts for any areas of the applicable Land or the applicable Property;

(vi)	any Lien or privilege vested in the lessor under the Marina Lease;

(ix)      rights of tenants, as tenants only, under operating leases existing as of the date hereof (and any extensions or renewals permitted by their terms) or any and all other leases entered into in accordance with the terms of this Agreement and rights of guests in possession or holding reservations for future use or occupancy of the applicable Property;

(x)       any Liens or other matters identified in the Title Commitment or (subject to Section 1.2(d) hereof) the Survey; and

(xi)	any Assumed Liability.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or “group” (as defined in Rule 13d-5(b)(1) under the Exchange Act).

“Personal Property” means, as it relates to the Property, all office, hotel, casino, showroom, restaurant, bar, convention, meeting and other furniture, furnishings, appliances, equipment, equipment manuals, slot machines, gaming tables and gaming paraphernalia (including parts or inventories thereof), subject to Section 7.12 hereof, gaming chips and tokens, including, (a) slot machine tokens not currently in circulation, (b) reserve chips, if any, not currently in circulation, Passenger/Delivery Vehicles, computer hardware, software, point of sale equipment, telephone numbers, two-way security radios and base station, maintenance equipment, tools, supplies, signs and signage, office supplies, linens (sheets, towels, blankets, napkins), uniforms, silverware, glassware, chinaware, pots, pans and utensils, in each case, owned by Seller and located at or held for use for the Property on the Closing Date, and (c) any other items of tangible personal property owned by Seller and used primarily by Property

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Employees for the operation of the business located at the Property, including uniforms and PDAs.

“Pre-Closing Employee Liabilities” means all Liabilities arising out of or relating primarily to employment of any Property Employee prior to the Closing Date, including any and all severance obligations or other Liabilities relating to the termination of any Retained Employees.

“Pre-Closing Tax Liabilities” means any Liability related to (i) Taxes of Seller and (ii) all Liabilities for Taxes arising from or attributable to the Purchased Assets (or the operation of the Purchased Assets) for taxable periods (or portions thereof) ending prior to the Closing Date.

“Prepaids” means all prepaid items and expenses, deferred charges, advance payments, deposits, rights of offset, credits, claims for refunds and similar items of Seller in respect of the operation of the business conducted at the Property.

“Progressive Liabilities” means, collectively, the face amounts reflected on (i) Seller’s progressive slot machine meters as of the Transfer Time (if not removed by the vendor at or prior to the Transfer Time); and (ii) the meters for Seller’s table games which possess an in-house progressive jackpot feature as of the Transfer Time.

“Property” means (i) the hotel and casino located at the Land, (ii) any leased or owned property that is used primarily in connection with the business conducted at such hotel and casino, and (iii) any Fixtures at all such Property described in clauses (i) and (ii) above.

“Property Material Adverse Effect” means changes, events or effects that have a materially adverse effect on the business, financial condition or results of operations of the Property and the business operated at the Property; provided, that the following shall be excluded from any determination as to whether a Property Material Adverse Effect has occurred or could reasonably be expected to occur: (A) any change in event or affecting, and any effect arising out of or resulting from a change in or event affecting, (i) the economy, or financial, banking, currency or capital markets, in general (including, without limitation, changes in interest or exchange rates or commodities prices), or (ii) the travel, hospitality or gaming industries generally, or the travel, hospitality or gaming industries in the markets or jurisdictions where the Property is located, (B) any change, event or effect resulting from the negotiation, execution, delivery, performance or public announcement of this Agreement or the consummation of any of the transactions contemplated by this Agreement (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers or employees), (C) any change, event or effect arising in connection with or resulting from (i) any act of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, or (ii) hurricanes, tornados or other natural disasters, (D) the effects of any action taken by Seller or its Affiliates as expressly permitted by this Agreement or with Buyer’s consent, or any failure by Seller to take any action as a result of the restrictions in Article VII of this Agreement, (F) any change, event or effect arising from any action taken by Buyer or its Affiliates, (G) the effect of any changes in (i) applicable Laws (or the effects of any changes in the manner of enforcement of any applicable Law) or (ii) accounting principles or standards and (H) any failure to meet revenue or earnings projections

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(provided that any change or development causing any such failure to meet projections may be taken into account in determining whether a Property Material Adverse Effect has occurred).

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing of Hazardous Materials into the environment.

“Representative” of a Person means any of such Person’s directors, officers, agents and representatives.

“Represented Employee” means any Property Employee whose employment is subject to the Collective Bargaining Agreement.

“Room Cleaning Liability” means the sum of the credits of $35 per room for each guest room at the hotel located at the Property that is occupied by guests of such hotel on the night immediately preceding the Closing Date, which will be cleaned in the Ordinary Course of Business by appropriate housekeeping staff on the Closing Date.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or managing member or (ii) at least 50% of the securities or other equity interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization that is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Survey Compliance Letter” means the letter which is annexed as Exhibit M to this Agreement.

“Taxes” means any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, gross receipts, profits, gaming, excise, real or personal property, environmental, sales, use, value-added, ad valorem, withholding, social security, retirement, employment, unemployment, workers’ compensation, occupation, service, license, net worth, capital stock, payroll, franchise, gains, stamp, transfer and recording taxes.

“Tax Return” means any report, return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing required to be supplied to any Governmental Entity with respect to Taxes, including attachments thereto and amendments thereof.

“Title Commitment” means that certain Title Insurance Commitment which is annexed as Exhibit N to this Agreement.

“Transfer Time” means 11:59:59 p.m., Atlantic City time, on the day prior to the Closing Date.

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“Transferred Employee Records” means records of Seller that relate to Transferred Employees, but only to the extent that such records may be transferred under applicable Law and to the extent that such records pertain to: (i) skill and development training, (ii) seniority histories, (iii) salary and benefit information, (iv) Occupational, Safety and Health Administration reports and records, and (v) active medical restriction forms (it being agreed and understood that with respect to the foregoing clause (v), such forms have been made available to Buyer, but nothing herein shall be deemed to require that Buyer accept any such forms).

“Transferred Intellectual Property” means all (i) Intellectual Property owned by Seller and/or its Affiliates and, (ii) subject to Section 1.6, rights of Seller and its Affiliates to use other Intellectual Property, in each case, that is exclusively used, or held for exclusive use, in the operation of the business located at the Property, including (x) the items of Intellectual Property listed on Section 5.5(a) of the Seller Disclosure Letter, and (y) the Assumed Software and the Marina Database.

“Transitional Services Agreement” means the transitional services agreement executed by Buyer and Trump Entertainment Holdings, L.P., a Delaware limited partnership, as of the date hereof, which is annexed as Exhibit O hereto.

“Trump One Card” means the player loyalty program of Parent.

“UCC Search” shall mean the UCC search annexed as Exhibit P hereto.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and analogous state and local Law.

“Working Capital” means the calculation, in accordance with the methodology set forth on the Detailed Balance Sheet, of the Current Assets of Seller (other than Excluded Assets) minus the Current Liabilities of Seller (other than Excluded Liabilities);.

“Working Capital Benchmark” means $10,000,000.

(b)	The following are defined elsewhere in this Agreement, as indicated below:
Terms	Cross Reference in Agreement
Advisor	Section 6.3
Acquisition Proposal	Section 7.3
Agreement	Preamble
Assumed Liabilities	Section 1.4
Auditor	Section 2.5(c)
Balance Sheet	Section 5.3
Bankruptcy and Equity Exception	Section 5.2(a)
Base Purchase Price	Section 2.1
Broker	Section 5.12
Buyer	Preamble
Buyer Disclosure Letter	Article VI
Buyer Indemnified Parties	Section 10.2(a)

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Buyer Indemnified Party	Section 10.2(a)
Buyer Affiliate	Preamble
Buyer Permits	Section 6.5
Buyer’s 401(k) Plan	Section 7.5(e)
Cap	Section 10.6(a)
CapEx Purchase Price Adjustment	Section 7.4
CapEx Schedule	Section 7.4
Casino Control Commission	Section 7.7(f)
Closing	Section 4.1
Closing Date	Section 4.1
Closing Date EBITDA	Section 2.7(a)
Closing Date Working Capital	Section 2.5(a)
Collective Bargaining Agreements	Section 5.10
Condemnation Amount	Section 7.15(b)
Confidentiality Agreement	Section 7.6(a)
Court	Section 7.25
Damages	Section 10.2(a)
Deposit	Section 2.2
Deposit Escrow Agreement	Section 2.2(a)
Determination Date	Section 2.5(c)
EBITDA Determination Date	Section 2.7(b)
EBITDA Statement	Section 2.7 (a)
ERISA	Section 5.11(a)
ERISA Affiliate	Section 5.11(a)
Excepted Items	Section 7.6(a)
Excluded Assets	Section 1.2
Excluded Employees	Section 7.5(a)
Excluded Liabilities	Section 1.3
Existing Litigation	Section 7.6(a)
Final EBITDA Adjustment	Section 2.7(c)
Final Working Capital Adjustment	Section 2.5(d)
Financial Information	Section 5.3
Financing	Section 7.22
Governmental Approvals	Section 7.7(a)
Governmental Entity	Section 5.2(c)
House Funds	Section 1.1(b)
HSR Act	Section 5.2(c)
Indemnified Parties	Section 10.4
Indemnified Party	Section 10.4
Indemnifying Parties	Section 10.4
Indemnifying Party	Section 10.4
Initial EBITDA Adjustment	Section 2.6(a)
Initial Working Capital Adjustment	Section 2.4
Inspection	Section 7.6(a)

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Inventoried Vehicles	Section 7.12(f)
Licensed Party	Section 6.4(a)
Licensing Affiliates	Section 6.4(a)
Monetary Liens	Section 11.2(b)
Multiemployer Plans	Section 5.11(d)
Non-Assignable Asset	Section 1.6(a)
Notice	Section 10.4
Notice Defects	Section 11.2(b)
Other Assets	Section 12.17
Other Property	Section 12.17
Parent	Preamble
Pre-Closing EBITDA	Section 2.6(a)
Pre-Closing EBITDA Statement	Section 2.6(a)
Pre-Closing Working Capital	Section 2.4
Pre-Closing Working Capital Statement	Section 2.4
Property Employee	Section 5.11(a)
Purchase Price	Section 2.1
Purchased Assets	Section 1.1
Required Licensees	Section 6.4(b)
Residual Knowledge	Section 7.26
Retained Employees	Section 7.5(a)
Seller	Preamble
Seller Audited 2008 Financials	Section 7.23
Seller Benefit Plans	Section 5.11(a)
Seller Created Encumbrance	Section 11.2(b)
Seller Disclosure Letter	Article V
Seller Indemnified Parties	Section 10.2(b)
Seller Indemnified Party	Section 10.2(b)
Seller Permits	Section 5.9(a)
Seller’s 401(k) Plan	Section 5.11(b)
Sub-Threshold	Section 10.6(a)
Subject Provisions	Section 9.3(c)
Survey	Section 11.2(a)
Target Closing Date	Section 4.1
Third Party Claim	Section 10.5
Threshold	Section 10.6(a)
Transfer Taxes	Section 7.10(a)
Transferred Employees	Section 7.5(a)
Transitional Services Agreement	Section 4.2(r)
Working Capital Statement	Section 2.5(a)

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Section 12.2    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury

(a)       This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of New Jersey, applicable to contracts executed in and to be performed entirely within such State, without regard to the conflicts or choice of laws principles or any other Law that would make the laws of any other jurisdiction other than the State of New Jersey applicable hereto.

(b)       Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New Jersey State court, or Federal court of the United States of America, sitting in New Jersey, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such State court or, to the extent permitted by Law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such State or Federal court, (D) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such State or Federal court, and (E) to the extent such party is not otherwise subject to service of process in such State, Buyer has appointed Seth E. Zuckerman, Esq., of Saiber LLC at One Gateway Center, 13th Fl., Newark, NJ 07102, as such party’s agent for acceptance of legal process and agrees that service made on any such agent shall have the same legal force and effect as if served upon such party personally within such State. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 12.3 hereof. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)       EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE

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EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.2(c).

Section 12.3	Notices

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Buyer, to

Coastal Development, LLC

1 East 57th Street

New York, New York 10022

Attention: Richard Fields

Facsimile: (212) 351-9051

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022-4834

Attention: Raymond Lin, Esq.

Facsimile: (212) 751-4864

(b)	if to Seller, to

Trump Marina Associates, LLC

c/o Trump Entertainment Resorts, Inc.

15 South Pennsylvania Avenue

Atlantic City, New Jersey 08401

Attention: General Counsel

Facsimile: (609) 449-6705

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Philip Rosen, Esq.

Malcolm Landau, Esq.

Facsimile: (212) 310-8007

Section 12.4	Interpretation

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When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section or Exhibit or Schedule of this Agreement and the applicable Disclosure Letter, as applicable, unless otherwise indicated. All Exhibits and Schedules of this Agreement are incorporated herein by reference. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. Each of Buyer and Seller will sometimes be referred to herein individually as a “party” and collectively as “parties” (except where the context otherwise requires).

Section 12.5	Headings

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.6	Entire Agreement

This Agreement, the Exhibits and Schedules hereto, the Disclosure Letters and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, that the Confidentiality Agreement shall remain in full force and effect after the Closing. Each party hereto agrees that, except for the representations and warranties contained in this Agreement (as qualified by the respective Disclosure Letters), neither Seller nor Buyer makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its respective Representatives or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to any of them or their respective representatives of any documentation or other information with respect to any one or more of the foregoing.

Section 12.7	Severability

This Agreement shall be deemed severable; if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible. The parties hereby acknowledge and agree that the agreement set forth in Section 12.16 hereof is reasonable in scope and in all other respects. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that such restriction may be enforced to the maximum extent permitted

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by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

Section 12.8	Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including by merger or consolidation) or otherwise without the prior written consent of the other party. Any assignment in violation of this Section 12.8 shall be void.

Section 12.9	Parties of Interest; No Third Party Beneficiaries

This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.10	Counterparts

This Agreement may be executed by facsimile and/or in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 12.11	Mutual Drafting

Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. In the event of any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 12.12	Amendment

This Agreement may not be amended except by an instrument in writing signed on behalf of each of Buyer and Seller.

Section 12.13	Extension; Waiver

At any time prior to the Closing, Buyer and Seller may, to the extent legally allowed (i) extend the time for or waive the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained here. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

Section 12.14	Time of Essence

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Time is of the essence with respect to this Agreement and all terms, provisions, covenants and conditions herein.

Section 12.15	Disclosure Letters

The Seller Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement and the disclosure in any paragraph shall, to the extent applicable, qualify other paragraphs in this Agreement. The Buyer Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement and the disclosure in any paragraph shall, to the extent applicable, qualify other paragraphs in this Agreement.

Section 12.16	Non-Solicitation of Employees

(a)       Subject to Section 5.1 of the Transitional Services Agreement, and except for those Property Employees to whom offers are made pursuant to Section 7.5 hereof, Buyer and Buyer Affiliate agree that for a period commencing on the date of this Agreement and ending on the second anniversary of the date of this Agreement, they shall not (and shall cause their Affiliates not to), directly or indirectly, solicit or hire for employment or in any other capacity any individual who is currently, or at any time becomes, employed by Seller, Parent or any of their respective Affiliates, until such individual has been separated from such employment for at least forty-five (45) days, unless Seller provides Buyer specific prior written consent; provided, however, that the foregoing shall not prohibit any general solicitation of employees that is not targeted at such individuals. For the avoidance of doubt, this Section 12.16(a) shall survive the termination of this Agreement.

(b)       Seller and Parent agree that for a period commencing on the date of this Agreement and ending on the second anniversary of the date of this Agreement, they shall not (and shall cause their Affiliates not to), directly or indirectly, solicit or hire for employment or in any other capacity any individual who is currently, or at any time becomes, employed by Buyer, Buyer Affiliate or any of their respective Affiliates , until such individual has been separated from such employment for at least forty-five (45) days, unless Buyer provides Seller specific prior written consent; provided, however, that the foregoing shall not prohibit any general solicitation of employees that is not targeted at such individuals. For the avoidance of doubt, this Section 12.16(b) shall survive the termination of this Agreement.

Section 12.17	Other Assets; Other Property

Buyer agrees and acknowledges that in addition to owning the Purchased Assets and operating the Property, Seller and/or Affiliates of Seller operate the hotel and casino properties known as the “Trump Taj Mahal” and the “Trump Plaza” in Atlantic City, New Jersey (collectively, the “Other Property”) and own certain other assets that are not located at, and not related to the operation of the business located at, the Property (collectively, the “Other Assets”). Except as otherwise set forth in this Agreement, the parties hereto agree that: (i) Seller is not making any representations or warranties with respect to the Other Property or the Other Assets; (ii) Seller is not assigning or transferring to Buyer any right, title or interest in, to or under the

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Other Assets or the Other Property; and (iii) none of the Other Assets or the Other Property shall be subject to any restrictions by virtue of this Agreement.

Section 12.18	Specific Performance

The parties hereby acknowledge and agree that the failure of either party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the transactions contemplated hereby, will cause irreparable injury to other party, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of each party’s obligations (including, for the avoidance of doubt, the obligations pursuant to Section 7.7 hereof) and to the granting by any court of the remedy of specific performance of its obligations hereunder and the terms hereof (including, for the avoidance of doubt, the obligations pursuant to Section 7.7 hereof), in addition to any other rights or remedies available hereunder or at Law or in equity; provided, however, that, prior to the Closing, Seller shall have no right to specific performance by requiring Buyer to close the transaction by purchasing the Purchased Assets and that, prior to the Closing, Seller’s sole remedy shall be the amount of the Deposit, except that Seller shall be entitled to the remedy of specific performance with respect to Section 7.7 hereof; provided further, that Buyer may seek to compel specific performance by Seller for the sale of the Property and consummation of the transactions contemplated hereunder. Notwithstanding the foregoing or anything to the contrary, Seller shall be entitled to all remedies (including monetary damages, specific performance and injunctive relief) in respect of the matters governed by the Subject Provisions.

Section 12.19	Additional Provisions

(a)       Nothing in this Agreement shall be construed (i) as a waiver, transfer or other relinquishment, or impairment, of rights or claims of Seller or any of its Affiliates with respect to the Existing Litigation prior to the Closing or (ii) to entitle Buyer rights or access in or to any documents or information of Seller, its Affiliates or Representatives related to the Existing Litigation.

(b)       For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, the parties hereto agree that Seller is not assigning or otherwise transferring to Buyer any of Seller’s rights or remedies under this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

TRUMP MARINA ASSOCIATES, LLC
By:
Name:
Title:

COASTAL MARINA, LLC
By:
Name:
Title:

Signing solely for purposes of the sections referenced in the preamble to this Agreement as applicable to the undersigned:

TRUMP ENTERTAINMENT RESORTS, INC.
By:
Name:
Title:

COASTAL DEVELOPMENT, LLC
By:
Name:
Title:

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]